UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (As Permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

NeoGenomics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PROXY STATEMENT

NEOGENOMICS, INC.

12701 Commonwealth Drive

Suite 9

Fort Myers, Florida 33913

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON FRIDAY JUNE 1, 2018

Dear Stockholder:

You are invited to attend the 2018 Annual Meeting of Stockholders of NeoGenomics, Inc. to be held on June 1, 2018, 10:00 a.m., local time, at the Hyatt Coconut Point Resort at 5001 Coconut Road, Bonita Springs, FL 34134.

Details regarding the meeting and the business to be conducted are described in the accompanying proxy statement. In addition to considering the matters described in the proxy statement, we will report on matters of interest to our stockholders.

We are pleased to inform you that instead of a paper copy of our proxy materials, most of our shareholders will be mailed a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”). The Notice of Internet Availability contains instructions on how to access proxy materials and how to submit your proxy over the Internet. The Notice of Internet Availability also contains instructions on how to request a paper copy of our proxy materials, if desired. All shareholders who do not receive a Notice of Internet Availability will be mailed a paper copy of the proxy materials. Furnishing proxy materials over the internet allows us to provide our shareholders with the information they need in a timelier manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials.

Whether or not you plan to attend the meeting, we encourage you to vote as soon as possible to ensure that your shares are represented at the meeting. The proxy statement explains more about proxy voting, so please read it carefully.

We look forward to your continued support.

Sincerely,

Douglas M. VanOort
Chairman and Chief Executive Officer

April 20, 2018

April 20, 2018

12701 Commonwealth Drive Suite 9

Fort Myers, Florida 33913

It is important that your shares be represented at the meeting regardless of the number of shares you hold. Whether or not you expect to attend the meeting in person, please complete, date, sign and return the accompanying proxy card in the enclosed envelope to ensure the presence of a quorum at the meeting. Even if you have voted by proxy and you attend the meeting, you may, if you prefer, revoke your proxy and vote your shares in person. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you will not be permitted to vote in person at the meeting unless you first obtain a legal proxy issued in your name from the record holder.

This proxy statement is dated April 20, 2018 and is going to be first available to stockholders of NeoGenomics, Inc. on or about April 20, 2018. This proxy statement contains information on matters to be voted upon at the annual meeting or any adjournments of that meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of

Stockholders to Be Held on June 1, 2018.

The proxy statement and 2017 annual report to stockholders are available at

https://materials.proxyvote.com/64049M.

i

NEOGENOMICS, INC.

PROXY STATEMENT FOR THE

2018 ANNUAL MEETING OF STOCKHOLDERS

NeoGenomics, Inc. (“we,” “us,” “our,” “NeoGenomics,” or the “Company”), having its principal executive offices at 12701 Commonwealth Drive, Suite 9, Fort Myers, Florida 33913, is providing these proxy materials in connection with the 2018 Annual Meeting of Stockholders of NeoGenomics, Inc. (the “2018 Annual Meeting”). This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the 2018 Annual Meeting.

QUESTIONS AND ANSWERS ABOUT THE 2017 ANNUAL MEETING

Q:	When and where is the 2018 Annual Meeting?

A:	The 2018 Annual Meeting is being held at the Hyatt Coconut Point Resort, 5001 Coconut Road Bonita Springs, FL 34134, at 10:00 a.m., local time, on June 1, 2018.

Q:	Who is entitled to vote at the 2018 Annual Meeting?

A:	Holders of NeoGenomics, Inc. common stock and Series A Preferred Stock at the close of business on April 2, 2018, the record date for the 2018 Annual Meeting (the “Record Date”) established by our board of directors (the “Board”), are entitled to receive notice of the 2018 Annual Meeting (the “Meeting Notice”), and to vote their shares at the 2018 Annual Meeting and any related adjournments or postponements. The Meeting Notice, proxy statement and form of proxy are first expected to be made available to stockholders on or about April 20, 2018.

As of the close of business on the Record Date, there were 80,568,453 shares of our common stock and 6,864,000 shares of Series A Preferred Stock outstanding and entitled to vote. Holders of our common stock and of our Series A Preferred Stock will vote together as a single class on all matters being presented in this Proxy Statement, for up to an aggregate 87,432,453 votes. The common stock and Series A Preferred Stock collectively constitute all of our voting shares (the “Voting Stock”). We refer to the holders of shares of our common stock and of shares of our Series A Preferred Stock (which are convertible into shares of our common stock) as “stockholders” throughout this Proxy Statement. Each stockholder may be asked to present valid picture identification such as a driver’s license or passport and proof of stock ownership as of the Record Date.

Q:	Who can attend the 2018 Annual Meeting?

A:	Admission to the 2018 Annual Meeting is limited to:

•	stockholders as of the close of business on the Record Date;

•	holders of valid proxies for the 2018 Annual Meeting; and

•	our invited guests.

Q:	What is the difference between a stockholder of record and a stockholder who holds stock in street name?

A:	If your shares are registered in your name as evidenced and recorded in the stock ledger maintained by the Company and our transfer agent, you are a stockholder of record. If your shares are held in the name of your broker, bank or other nominee, these shares are held in street name.

If you are a stockholder of record and you have requested printed proxy materials, we have enclosed a proxy card for you to use for voting. If you hold our shares in street name through one or more banks, brokers or other nominees, you will receive the Meeting Notice, together with voting instructions, from the third party or parties through which you hold your shares. If you requested printed proxy materials, your broker, bank or other nominee has enclosed a voting instruction card for you to use in directing the broker, bank or other nominee regarding how to vote your shares.

Q:	What are the quorum requirements for the 2018 Annual Meeting?

A:	The presence in person or by proxy of persons entitled to vote a majority of shares of our outstanding Voting Stock at the 2018 Annual Meeting constitutes a quorum. Your shares of our Voting Stock will be counted as present at the 2018 Annual Meeting for purposes of determining whether there is a quorum, if a proxy card has been properly submitted by you or on your behalf, or you vote in person at the 2018 Annual Meeting. Abstaining votes and broker non-votes are counted for purposes of establishing a quorum.

Q:	What matters will the stockholders vote on at the 2018 Annual Meeting?

A:	The stockholders will vote on the following proposals:

•	Proposal 1. Election of Directors. To elect eight members of our Board, each to hold office for a one year term ending on the date of the next succeeding annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified.

•	Proposal 2. Amendment of Employee Stock Purchase Plan. To approve the amendment of our Employee Stock Purchase Plan.

•	Proposal 3. Ratification of Appointment of Independent Registered Public Accounting Firm.

Q:	What vote is required to approve each proposal?

A:	Provided a quorum is present, the following are the voting requirements for each proposal:

•	Proposal 1. Election of Directors. The eight nominees receiving a majority number of votes “FOR” from the holders of votes of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected.

•	Proposal 2. Approval of Amendment of Employee Stock Purchase Plan. Proposal 2 will be approved if a majority of the votes cast by stockholders in person or via proxy with respect to this matter are case in favor of the proposal.

•	Proposal 3. Ratification of Appointment of Independent Registered Public Accounting Firm. Proposal 3 will be approved if a majority of the votes cast by stockholders in person or via proxy with respect to this matter are cast in favor of the proposal.

Q:	What are the Board’s voting recommendations?

A:	Our Board recommends that you vote your shares:

•	“FOR” the eight directors nominated by our Board, each to serve until the 2019 annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified.

•	“FOR” the amendment of our Employee Stock Purchase Plan.

•	“FOR” the ratification of Appointment of Independent Registered Public Accounting Firm.

Q:	How do I vote?

A:	You may vote by any of the following methods:

•	In Person. Stockholders of record and beneficial stockholders with shares held in street name may vote in person at the 2018 Annual Meeting. If you hold shares in street name, you must obtain a proxy from the stockholder of record authorizing you to vote your shares and bring it to the meeting along with proof of beneficial ownership of your shares. A photo ID is required to vote in person.

•	By mail. If you elected to receive printed proxy materials by mail, you may vote by signing and returning the proxy card provided. Please allow sufficient time for mailing if you decide to vote by mail.

•	By internet or telephone. You may also vote over the internet at www.proxyvote.com or vote by telephone at 1-(800) 690-6903. Please see proxy card for voting instructions.

Q:	How can I change or revoke my vote?

A:	You may change your vote as follows:

•	Stockholders of record. You may change or revoke your vote by submitting a written notice of revocation to NeoGenomics, Inc., 12701 Commonwealth Drive, Suite 9, Fort Myers, Florida 33913, Attention: Denise Pedulla, Corporate Secretary, or by submitting another proxy card before the conclusion of the 2018 Annual Meeting. For all methods of voting, the last vote cast will supersede all previous votes.

•	Beneficial owners of shares held in “street name.” You may change or revoke your voting instructions by following the specific directions provided to you by your bank or broker or other nominee.

Q:	What if I do not specify a choice for a matter when returning a proxy?

A:	Your proxy will be treated as follows:

•	Stockholders of record. If you are a stockholder of record and you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion for any other matters properly presented for a vote at the meeting.

•	Beneficial owners of shares held in “street name.” If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is referred to as a “broker non-vote.”

Q:	Which ballot measures are considered “routine” or “non-routine?”

A:	The Ratification of Appointment of Independent Registered Public Accounting Firm (“Proposal 3”) is considered to be a routine matter under applicable rules. Abstentions, if any, will have no effect on the outcome of the vote on this proposal because they are not considered to be present or entitled to vote on the proposal, and broker non-votes are not expected to occur on this proposal. The election of directors (“Proposal 1”), and the approval of the amendment of our Employee Stock Purchase Plan (“Proposal 2”) are considered to be non-routine matters under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposals 1 and 2.

Q:	Could other matters be decided at the 2018 Annual Meeting?

A:	As of the date of the filing of this proxy statement, we were not aware of any matters to be raised at the 2018 Annual Meeting other than those referred to in this proxy statement. If other matters are properly presented at the 2018 Annual Meeting for consideration, the proxy holders for the 2018 Annual Meeting will have the discretion to vote on those matters for stockholders who have submitted a proxy card.

Q:	Who is soliciting proxies and what is the cost?

A:	We are making, and will bear all expenses incurred in connection with, the solicitation of proxies. Although we do not currently contemplate doing so, we may engage a proxy solicitation firm to assist us in soliciting proxies, and if we do so we will pay the fees of any such firm. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from stockholders by telephone, letter, electronic mail, facsimile or in person. Following the original mailing of the Meeting Notice, we will request brokers, custodians, nominees and other record holders to forward their own notice and, upon request, to forward copies of the proxy statement and related soliciting materials to persons for whom they hold shares of our Voting Stock and to request authority for the exercise of proxies. In such cases, upon the request of the record holders, we will reimburse such holders for their reasonable expenses.

Q:	What should I do if I have questions regarding the 2018 Annual Meeting?

A:	If you have any questions about the 2018 Annual Meeting, would like to obtain directions to be able to attend the 2018 Annual Meeting and vote in person or would like additional copies of any of the documents referred to in this proxy statement, you should call our Investor Relations department at (239) 768-0600.

PROPOSAL 1—ELECTION OF DIRECTORS

General

At the 2018 Annual Meeting, a board of eight directors will be elected, each to hold office until the next succeeding annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified (or, if earlier, such director’s removal or resignation from our Board). Information concerning all director nominees appears below. Although management does not anticipate that any of the persons named below will be unable or unwilling to stand for election, in the event of such an occurrence, proxies may be voted for a substitute designated by the Board.

Information as to Nominees and Other Directors

Background information, as of April 20, 2018, about the Board’s nominees for election, as well as information regarding additional experience, qualifications, attributes or skills that led the Board to conclude that the nominee should serve on the Board, is set forth below.

Douglas M. VanOort, age 62. Mr. VanOort has served as the Chairman of the Board of Directors and Chief Executive Officer of the Company since October 28, 2009. For seven months prior to October 2009, he served as Chairman of the Board of Directors, Executive Chairman and Interim Chief Executive Officer. Prior to joining the Company, Mr. VanOort was a General Partner with a private equity firm, and a Founding Managing Partner of a venture capital firm. From 1982 through 1999, Mr. VanOort served in various positions at Corning Incorporated (“Corning”) and at its spin-off company, Quest Diagnostics, Inc. (“Quest Diagnostics”). During the period from 1995 through 1999, he served as the Senior Vice President Operations for Quest Diagnostics which was then a $1.5 billion newly formed NYSE-traded Company. During the period of 1989 to 1995, he held senior executive positions at Corning Life Sciences, Inc., including Executive Vice President. Corning Life Sciences Inc. had revenues of approximately $2 billion and was spun-off in a public transaction to create both Quest Diagnostics and Covance, Inc. From 1982 to 1989, Mr. VanOort served in various executive positions at Corning, including Director of Mergers & Acquisitions. Mr. VanOort currently serves as a member of the Board of Directors of several privately-held companies, and is a principal owner of a privately-held retail hardware store chain. Mr. VanOort is a graduate of Bentley University.

Steven C. Jones, age 54. Mr. Jones served as a director since October 2003, as Executive Vice President since November 4, 2016, and as Chief Compliance Officer since February 7, 2013. Mr. Jones served as Chief Financial Officer for the Company from October 2003 until November 30, 2009, and was Executive Vice President—Finance from November 30, 2009 to November 4, 2016. Mr. Jones is also the founder and Chairman of the Aspen Capital Group, a private equity investment firm, and has been President and Managing Director of Aspen Capital Advisors since January 2001. Prior to that Mr. Jones was a chief financial officer at various public and private companies and was a Vice President in the Investment Banking Group at Merrill Lynch & Co. Mr. Jones received his B.S. degree in Computer Engineering from the University of Michigan in 1985 and his MBA degree from the Wharton School of the University of Pennsylvania in 1991. He also serves as Chairman of the Board of T3 Communications, Inc. and he is a member of the board of XG Sciences, Inc. and ERP Maestro, Inc.

Kevin C. Johnson, age 63. Mr. Johnson has served as a director since October 2010. Mr. Johnson was the Chief Executive Officer for United Allergy Services, a provider of allergy testing and immunotherapy services, from September 2014 through July 2015. From January 2003 until September 2014 Mr. Johnson was retired. From May 1996 until January 2003, Mr. Johnson was Chairman, Chief Executive Officer and President of DIANON Systems, Inc. (“DIANON”), a publicly-traded cancer diagnostic services company providing anatomic pathology and molecular genetic testing services to physicians nationwide. During that time, DIANON grew annual revenues from approximately $56 million in 1996 to approximately $200 million in 2002. DIANON was sold to Laboratory Corporation of America (NYSE: LH) in January of 2003. Prior to joining DIANON in 1996, Mr. Johnson was employed by Quest Diagnostics and Quest’s predecessor, the Life Sciences Division of Corning, for 18 years, and held numerous management and executive level positions. Mr. Johnson currently serves on the board of directors of Genova, Diagnostics, Inc., a privately held company.

Raymond R. Hipp, age 75. Mr. Hipp has served as a director since February 2011. Mr. Hipp is a retired senior executive that has been involved in consulting work over the last few years involving mergers and acquisitions as well as serving on the board of directors for several public companies. From July 1998 until his retirement in June 2002, Mr. Hipp served as Chairman, President and CEO of Alternative Resources Corporation, a provider of information technology outsourcing services. From August 1996 until May 1998, Mr. Hipp was the Chief Executive Officer of ITI Marketing Services, a provider of marketing services. Prior to that, Mr. Hipp held senior executive positions with several other firms. Mr. Hipp has a B.S. from Southeast Missouri State University. Mr. Hipp served on the board of directors and on the audit committee of Gardner Denver, Inc. (NYSE: GDI), an industrial manufacturing company, for over 14 years ending in 2013.

Bruce K. Crowther, age 66. Mr. Crowther has served as a director since October 2014. Mr. Crowther retired in 2013 as President and Chief Executive Officer of Northwest Community Healthcare where he served for 23 years. Northwest Community Healthcare is an award winning hospital offering a complete system of care. Mr. Crowther has a B.S. in Biology and an M.B.A. from Virginia Commonwealth University. Mr. Crowther serves on the board of directors of Wintrust Financial Corporation, a public financial holding company and serves on the board of directors of Barrington Bank and Trust which is a Wintrust Financial Corporation owned Company. He was previously the Chairman and is currently a director of the Max McGraw Wildlife Foundation, a not for profit organization committed to conservation education and research.

Lynn A. Tetrault, age 55. Ms. Tetrault has served as a director since June 2015. Ms. Tetrault is founder and principal of Anahata Leadership, an advisory firm focused on supporting the leadership effectiveness and development of executive women. She worked from 1993 to 2014 with AstraZeneca, PLC most recently as Executive Vice President Human Resources and Corporate Affairs. Ms. Tetrault was responsible for all human resources strategy, talent management, executive compensation and related activities, internal and external communications, government affairs, corporate reputation and corporate social responsibility for the Company. Ms. Tetrault has an undergraduate degree from Princeton University and a J.D. from the University of Virginia Law School.

Alison L. Hannah, age 57. Dr. Hannah has served as a director since June 2015. Dr. Hannah has over 25 years’ experience in the development of investigational cancer chemotherapies. Since 2000, she has served as a consultant to the pharmaceutical industry, working with over 20 companies with a focus on molecularly targeted therapy. Prior to this, she worked as Senior Medical Director at SUGEN on various compounds, including the chemotherapy drug Sutent approved for treatment in kidney cancer, and at Quintiles IMS (now IQVIA), a global Contract Research Organization. Dr. Hannah specializes in clinical development strategy, and has filed over 30 Investigational New Drug applications for new molecular entities and seven New Drug Applications. She participates in data monitoring committees, scientific advisory boards and independent review committees for various clinical trials. She has a bachelor’s degree in biochemistry and immunology from Harvard University and her medical degree from the University of Saint Andrews. She is a member of ASCO, AACR, ASH, ESMO and a Fellow with the Royal Society of Medicine.

Stephen M. Kanovsky, age 55. Mr. Kanovsky has served as a director since July 2017, Mr. Kanovsky is General Counsel, Global Innovation of GE Healthcare, a business unit of General Electric that provides medical technologies and solutions to the global healthcare industry and supports customers in over 100 countries with a broad range of services and systems, from diagnostic imaging and healthcare IT through to molecular diagnostics and life sciences where he has served since 2012. Prior to GE Healthcare, Mr. Kanovsky had numerous legal roles in the Pharmaceutical industry and in private practice. Mr. Kanovsky earned his bachelor’s degree from the University of Pennsylvania. He subsequently graduated from Temple University’s School of Pharmacy with a master’s degree in Pharmacology and Temple University’s School of Law with a juris doctorate degree. Mr. Kanovsky also holds a master’s degree in business administration from Saint Joseph’s University’s Haub School of Business.

Nomination Criteria

The following is a summary of certain of the experience, qualifications, attributes and skills that led the Company’s Board of Directors to conclude that such person should serve as a director at the time each was nominated. This information supplements the biographical information provided above.

•	Douglas M. VanOort, Chairman of the Board of Directors and Chief Executive Officer. Mr. VanOort has significant experience in the laboratory industry, including experience obtained as Chairman of the Board of Directors and Chief Executive Officer of the Company and as Senior Vice President Operations for Quest Diagnostics. Mr. VanOort also has significant financial experience having served as Executive Vice President and Chief Financial Officer of Corning Life Sciences, Inc. and as an Operating Partner with a private equity firm and a Founding Managing Partner of a venture capital firm. Mr. VanOort is an experienced executive officer and manager as illustrated by the above described positions and others included in the biographical information provided above.

•	Steven C. Jones, Executive Vice President and Board Member. Mr. Jones has a background in investment banking and in investing in the healthcare industry. He has also served as Chief Financial Officer and Chief Executive Officer of various companies, including service to the Company from 2003 to 2009 as its Chief Financial Officer. Mr. Jones provides valuable experience to the Company with respect to strategic and financial matters.

•	Kevin C. Johnson, Board Member. Mr. Johnson spent the majority of his career in the laboratory business and was the Chief Executive Officer and President of DIANON before it was sold to Laboratory Corporation of America. His experience as a Chief Executive Officer of a rapidly growing laboratory company operating in a similar niche of our industry enables him to provide significant and valuable insights as to running a laboratory company and strategies we should pursue.

•	Raymond R. Hipp, Board Member and Chairman of the Audit Committee. Mr. Hipp has experience in mergers and acquisitions, information technology and as Chief Executive Officer. Mr. Hipp fills an important role with the Company as the Chairman of the Audit Committee and as an audit committee financial expert.

•	Bruce K. Crowther, Board Member and Chairman of the Compliance Committee. Mr. Crowther has experience in the healthcare industry and a strong knowledge of the hospital market having served as Chief Executive Officer of a healthcare system for over 23 years. His experience in this role allows him to provide insight into how the Company should manage the hospital market. He also has experience serving on the board of directors of other public companies.

•	Lynn A. Tetrault, Board Member and Chairwoman of the Compensation Committee. Lynn Tetrault is a dynamic, seasoned executive in the pharmaceutical industry. Having progressed through numerous senior management roles at Astra Zeneca she acquired extensive human resource and corporate governance experience at the highest level of the company. As the Company continues to grow, Ms. Tetrault’s experience will help shape human resource policies and operations as well as the make-up of the board of directors and its governance policies.

•	Alison L. Hannah, Board Member. Dr. Hannah has significant healthcare knowledge having spent the last 15 years as a consultant in the field of oncology drug development with over 20 years of experience working with biopharmaceutical companies. She has extensive knowledge of the clinical trials marketplace and we believe she will be able to offer guidance on how the Company should position itself to obtain clinical trials diagnostic testing volumes as the Company continues to grow its revenue in that area.

•	Stephen M. Kanovsky, Board Member. Mr. Kanovsky has over 23 years of legal experience in the global life sciences and pharmaceutical industry. He brings valuable experience to our Board through his prior involvement with Clarient, prior to the NeoGenomics acquisition in December 2015. Mr. Kanovsky has been associated with the NeoGenomics Board since January 2016 and is also an important liaison between the NeoGenomics team and General Electric, a significant investor in NeoGenomics.

Corporate Governance

Director Independence. Under the NASDAQ Stock Market Rules, the Board has a responsibility to make an affirmative determination that those members of its Board that serve as independent directors do not have any relationships with the Company and its businesses that would impair their independence. In connection with these determinations, the Board reviews information regarding transactions, relationships and arrangements involving the Company and its businesses and each director that it deems relevant to independence, including those required by the NASDAQ Stock Market Rules.

The Board has determined that each of Mr. Johnson, Mr. Hipp, Mr. Crowther, Mrs. Tetrault, Dr. Hannah, and Mr. Kanovsky are independent. The Audit Committee and the Compensation Committee are each composed entirely of directors who are independent under the NASDAQ Stock Market Rules and the applicable rules of the United States Securities and Exchange Commission (the “SEC”).

Director Nominations. Our Board has a standing Nominating and Corporate Governance Committee (the “Nominating Committee”). The Nominating Committee considers and recommends candidates for election to the Board and nominees for committee memberships and committee chairs.

Director candidates are considered based upon a variety of criteria, including demonstrated business and professional skills and experiences relevant to our business and strategic direction, concern for long-term stockholder interests, personal integrity and sound business judgment. The Nominating Committee seeks men and women from diverse professional backgrounds who combine a broad spectrum of relevant industry and strategic experience and expertise that, in concert, offer us and our stockholders diversity of opinion and insight in the areas most important to us and our corporate mission. However, we do not have a formal policy concerning the diversity of the Board. All director candidates must have time available to devote to the activities of the Board. We also consider the independence of director candidates, including the appearance of any conflict in serving as a director. A director who does not meet all of these criteria may still be considered for nomination to the Board if our independent directors believe that the candidate will make an exceptional contribution to us and our stockholders.

Generally, when evaluating and recommending candidates for election to the Board, the Nominating Committee will conduct candidate interviews, evaluate biographical information and background material and assess the skills and experience of candidates in the context of the then current needs of the Company. In identifying potential director candidates, the Board may also seek input from the executive officers and may also consider recommendations by employees, community leaders, business contacts, third-party search firms and any other sources deemed appropriate by the Nominating Committee. The Nominating Committee will also consider director candidates recommended by stockholders to stand for election at the annual meeting of stockholders so long as such recommendations are submitted in accordance with the procedures described below under “Stockholder Recommendations for Board Candidates”.

Board Leadership Structure. Our Board does not have a policy on whether the offices of Chairman of the Board and Chief Executive Officer should be separate and, if they are to be separate, whether the Chairman of the Board should be selected from among the independent directors. Our Board believes that it should have the flexibility to make these determinations at any given time in the way that it believes best to provide appropriate leadership for the Company at that time. Our Board has reviewed our current Board leadership structure in light of the composition of the Board, the Company’s size, the nature of the Company’s business, the regulatory framework under which the Company operates, and other relevant factors. Considering these factors, the Company has determined to have the same individual, Douglas VanOort, serve as Chief Executive Officer and Chairman of the Board. The Board does not have nor have they appointed a lead independent director.

Board Role in Risk Oversight. The Board administers its risk oversight function directly and through the Audit Committee. The Board and the Audit Committee regularly discuss with management the Company’s major risk exposures, their potential financial impact on the Company, and the steps taken to monitor and control those risks.

Information Regarding Meetings and Committees of the Board

The Board. The Board met four times for regular meetings during 2017. All of such meetings were regularly scheduled meetings and telephonic calls were held as needed. In addition, the Board held one special meeting via teleconference during 2017. During 2017, each incumbent director attended 75% or more of the Board and applicable committee meetings for the periods during which each such director served. Directors are not required to attend annual meetings of our stockholders. We held an annual meeting of stockholders in 2017, which was attended by four of the directors then serving on the Board.

The Board currently has four standing committees: the Audit Committee, the Nominating and Corporate Governance Committee, the Compensation Committee and the Compliance Committee.

Director Name	Audit Committee	Nominating and Corporate Governance Committee	Compensation Committee	Compliance Committee
Steven C. Jones				X
Kevin C. Johnson		X		X
William J. Robison		X (Chair)	X
Raymond R. Hipp	X (Chair)		X
Bruce K. Crowther	X			X (Chair)
Lynn A. Tetrault	X		X (Chair)
Alison L. Hannah		X		X
Stephen M. Kanovsky		X	X

Audit Committee. The Audit Committee functions pursuant to a written charter adopted by the Board, a copy of which may be found at our website www.neogenomics.com under the heading Investors. The Audit Committee is appointed by the Board to assist the Board with a variety of matters described in its charter, which include monitoring (1) the integrity of our financial statements, (2) the effectiveness of our internal control over financial reporting, (3) the qualifications and independence of our independent registered public accounting firm, (4) the performance of our independent registered public accounting firm and (5) our compliance with legal and regulatory requirements. The Audit Committee met fourteen times during 2017. The formal report of the Audit Committee is set forth beginning on page 15 of this proxy statement.

The Board has determined that Raymond Hipp is independent and an “audit committee financial expert” as such term is defined under applicable SEC rules.

Nominating and Corporate Governance Committee. The Nominating Committee functions pursuant to a written charter adopted by the Board, a copy of which may be found at our website www.neogenomics.com under the heading Investors. Our Nominating Committee is responsible for (1) reviewing and evaluating the size, composition, function and duties of the Board consistent with its needs; (2) establishing criteria for the selection of candidates to the Board and its committees, and identify individuals qualified to become Board members consistent with such criteria, including the consideration of nominees submitted by stockholders; (3) recommending to the Board, director nominees for election at the next annual or special meeting of stockholders at which directors are to be elected or to fill any vacancies or newly created directorships that may occur between such meetings; (4) recommending directors for appointment to Board committees; (5) making recommendations to the Board as to determinations of director independence; (6) overseeing the evaluation of the Board; (7) developing and recommending to the Board the Corporate Governance Guidelines for the Company and overseeing compliance with such Guidelines; and (8) monitoring significant developments in the law and practice of corporate governance and of the duties and responsibilities of directors of public companies. The Nominating Committee identifies and evaluates nominee candidates as described above under “Director Nominations”. The Nominating Committee met four times during 2017.

Compensation Committee. The Compensation Committee functions pursuant to a written charter adopted by the Board, a copy of which may be found at our website www.neogenomics.com under the heading Investors. The Compensation Committee is responsible for discharging the Board’s responsibilities relating to compensation of our Chief Executive Officer and our other executive officers and has overall responsibility for approving and evaluating all of our compensation plans, policies and programs as they affect our executive officers. All of the members of the committee are independent directors within the meaning of the applicable NASDAQ Stock Market Rules. The Compensation Committee met seven times during 2017.

The Compensation Committee engaged Willis Towers Watson as consultants in 2017 to assist with the following: CEO and Executive team compensation benchmarks and recommendations, Board of Directors compensation benchmarks and recommendations, review of Compensation Committee Charter and recommendations, review and update of regulatory and legislative compensation trends as well as policy development, and recommendations regarding the option plan, change in control and clawback provisions and CEO Pay Ratio review and recommendations.

The decision to engage this firm as a consultant was made by the Compensation Committee and approved by Chairman and Chief Executive Officer.

Compliance Committee. Our Compliance Committee functions pursuant to a written charter adopted by the Board, a copy of which may be found at our website www.neogenomics.com under the heading Investors. The Compliance Committee is responsible for overseeing the Company’s activities in the area of corporate compliance with applicable laws and regulations related to our provision of medical-related services and assessing management’s implementation of the Company’s Corporate Compliance Program. The Compliance Committee met four times during 2017.

Stockholder Recommendations for Board Candidates

The Board will consider qualified candidates for director that are recommended and submitted by stockholders. Submissions that meet the current criteria for board membership are forwarded to the Nominating and Corporate Governance Committee for further review and consideration. The Committee will consider a recommendation only if appropriate biographical information and background material is provided on a timely basis, accompanied by a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than five percent of our common stock for at least one year as of the date that the recommendation is made. To submit a recommendation for a nomination, a stockholder may write to the Board, at our principal executive office, Attention: Denise Pedulla, Corporate Secretary.

The Committee will evaluate any such candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members, assuming that appropriate biographical and background material is provided for candidates recommended by stockholders and the process for submitting the recommendation is followed.

Stockholder Communications with the Board

Stockholders may, at any time, communicate with any of our directors by mailing a written communication to NeoGenomics, Inc., 12701 Commonwealth Drive, Suite 9, Fort Myers, Florida, 33913, Attention: Denise Pedulla, Corporate Secretary. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication.” All such letters must identify the author as a stockholder, provide evidence of the sender’s stock ownership and clearly state whether the intended recipients are all members of the Board or a particular director or directors. The Corporate Secretary will then forward such correspondence, without editing or alteration, to the Board or to the specified director(s) on or prior to the next scheduled meeting of the Board. The Board will determine the method by which such submission will be reviewed and considered. The Board may also request the submitting stockholder to furnish additional information it may reasonably require or deem necessary to sufficiently review and consider the submission of such stockholder.

Board Recommendation

The Board unanimously recommends a vote “FOR” each nominee.

The eight nominees receiving the majority of votes cast “FOR” by stockholders in person or by proxy will be elected. This Proposal 1 is a “non-discretionary” or “non-routine” item, meaning that brokerage firms cannot vote shares in their discretion on behalf of a client if the client has not given voting instructions. Accordingly, if you hold your shares in street name and fail to instruct your broker to vote your shares, your shares will not be counted as votes cast and will have no effect on the outcome of this Proposal 1.

PROPOSAL 2—APPROVAL OF AMENDMENT OF EMPLOYEE STOCK PURCHASE PLAN

The Company currently maintains the NeoGenomics, Inc. Amended and Restated Employee Stock Purchase Plan, as most recently amended on April 20, 2017 and effective on May 25, 2017 (the “ESPP”).

The ESPP provides employees of the Company and its subsidiaries the opportunity to acquire an ownership interest in the Company through the purchase of Company common stock at a price below current market prices. Other than the increase in reserved shares described below, the amended ESPP continues to provide essentially the same substantive terms and provisions as the existing ESPP.

The Board of Directors approved, and is recommending that the Company’s stockholders approve, the Second Amendment of the ESPP (the “ESPP Amendment”) to increase the number of shares of common stock reserved for issuance under the ESPP by 500,000 shares to 1,500,000 shares. There are currently 1,000,000 shares of the company’s common stock reserved under the ESPP, of which approximately 96,000 are available for future purchases. Accordingly, if the ESPP Amendment is approved, approximately 596,000 would be available for future purchases.

The material features of the ESPP, as amended by the ESPP Amendment, are summarized below. The summary is qualified in its entirety by reference to the specific provisions of the ESPP, the full text of which was filed as Appendix A to the Company’s proxy statement for the 2013 Annual Meeting of Stockholders as filed with the SEC on May 8, 2013 as amended by the First amendment of the ESPP, the full text of which is set forth as Annex B to the Company’s proxy statement for the 2017 Annual Meeting of Stockholders as filed with the SEC on April 25, 2017 and the Second Amendment of the ESPP, the full text of which is set forth as Annex A to this proxy statement.

Description of the Plan

Administration of the ESPP. Our Board has authority to administer, interpret and implement the terms of the ESPP. The Board may delegate its powers under the ESPP to a committee of the Board composed of at least two members, each of whom may qualify as a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act, and “outside director” in accordance with Section 162(m) of the Code. References to the Board herein will mean the committee as well. The Board will have the discretion to set the terms of each offering in accordance with the provisions of the ESPP, to designate any subsidiaries of the Company to participate in the ESPP, to make all determinations regarding the ESPP, including eligibility, and otherwise administer the ESPP.

Number of Authorized Shares. If the ESPP Amendment is approved, a total of 1,500,000 shares of our common stock will be reserved under the amended ESPP, of which approximately 596,000 shares would be available for future purchases under the ESPP, subject to adjustment in the event of any significant change in our capitalization, such as a stock split, a combination or exchange or shares, or a stock dividend or other distribution.

Eligibility and Participation. All of our employees generally are eligible to participate in the ESPP. However, the Board may provide with respect to any offering that employees will not be eligible to participate in the offering if they are customarily employed by us or any participating subsidiary for less than 20 hours per week or less than five months in any calendar year. As of the date of filing of this proxy statement, approximately 980 employees are eligible to participate in the ESPP. The Board also may exclude from an offering period highly-compensated employees or employees who have not satisfied a minimum period of employment with us which may not exceed a period of two years. In addition, an employee may not be granted rights to purchase stock under our ESPP if such employee would:

•	immediately after any grant of purchase rights, own stock possessing five or more of the total combined voting power or value of all classes of our capital stock; or

•	hold rights to purchase stock under all of our employee stock purchase plans that would accrue at a rate that exceeds $25,000 worth of our stock for each calendar year.

Offering Periods. The ESPP provides for offering periods as short as one month or as long as 27 months. The Board may specify a maximum number of shares of common stock that any participant may purchase during an offering period. During each offering period, participants authorize payroll deductions on an after-tax basis from the participant’s base pay, subject to certain limits.

Exercise of Purchase Rights. Amounts deducted and accumulated by the participant are used to purchase shares of our common stock at the end of each offering period. The purchase price of the shares will not be less than 85% of the fair market value of our common stock on the first trading day of the offering period or on the last day of the offering period, whichever is lower. The fair market value of our common stock as of April 13, 2018, the closest practical date preceding the mailing of this proxy statement, was $8.49 per share. Participants may withdraw from participation in the ESPP at any time during an offering period, and will be paid their accrued payroll deductions that have not yet been used to purchase shares of common stock. Participation ends automatically upon termination of employment with us.

Amendment and Termination. The Board in its discretion may amend, suspend or terminate the ESPP at any time. Unless sooner terminated, the Plan will terminate at the earlier of the time that all of the shares reserved under the ESPP have been issued under the terms of the ESPP or March 1, 2023, the 10th anniversary of the effective date of the 2013 amendment and restatement of the ESPP. Notwithstanding the foregoing, no amendment or termination may adversely affect any outstanding rights to purchase stock under our ESPP.

Benefits Under ESPP. Benefits to be received by participants under the ESPP, including our executive officers, are not currently determinable because participation in the ESPP is voluntary and the benefits are subject to the market price of the common stock at future dates.

Federal Income Tax Considerations

THE FOLLOWING DISCUSSION ADDRESSES ONLY THE GENERAL FEDERAL INCOME TAX CONSEQUENCES UNDER THE PLAN. IT DOES NOT ADDRESS THE IMPACT OF STATE AND LOCAL TAXES, THE FEDERAL ALTERNATIVE MINIMUM TAX OR SECURITIES LAWS RESTRICTIONS, AND IS INTENDED FOR GENERAL INFORMATION PURPOSES ONLY. IT IS NOT INTENDED AS A TAX ADVICE TO PARTICIPANTS IN THE PLAN, WHO SHOULD CONSULT THEIR OWN TAX ADVISORS.

It is the intention of the Company to have the ESPP qualify as an “Employee Stock Purchase Plan” under Section 423 of the Code. The provisions of the ESPP, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of that Section of the Code. The Company believes that the following federal income consequences normally will apply with respect to the ESPP.

The payroll deductions withheld from a participant’s pay under the ESPP will be taxable income to the participant and must be included in the participant’s gross income for federal income tax purposes in the year which such amounts otherwise would have been received.

A participant will not be required to recognize any income for federal income tax purposes either at the time the participant is granted an option (which will be on the first day of the offering period) or by virtue of the exercise of the option (which will take place on the last day of such offering period). The federal income tax consequences of a sale or disposition of shares acquired under the ESPP depend in part on the length of time the shares are held by a participant before such sale or disposition. If a participant sells or otherwise disposes of shares acquired under the ESPP (other than any transfer resulting from death) within two years after the first day of the applicable offering period or one year after the shares are acquired (the “Holding Period”), the participant must recognize ordinary compensation income in the year of such disposition in an amount equal to the excess of (i) the fair market value of the shares on the date such shares were acquired over (ii) the price paid for the shares by the participant. The amount of “ordinary” compensation income recognized by the participant will be added to the participant’s basis in such shares for purposes of determining any additional gain or loss realized by the participant on the sale of the shares. Any such additional gain or loss will be taxed as capital gain or loss, long or short, depending on how long the participant held the shares.

If a participant sells shares acquired under the ESPP after the Holding Period or if the participant dies, the participant or the participant’s estate must include as ordinary compensation income in the year of sale (or the taxable year ending upon death) an amount equal to the lesser of (i) the excess of the fair market value of the shares on the first day of the offering period over the option price (determined as if the option had been exercised on the first day of the offering period), or (ii) the excess of the fair market value of the shares at the time of sale of the shares or on the date of death over the price paid for the shares by the participant. Except in the case of a transfer as a result of death, the amount of ordinary income recognized by the participant will be added to the participant’s basis in such shares. Any gain realized upon the sale in excess of such basis will be taxed as a long-term capital gain. Any loss realized will be treated as long-term capital loss.

The Company will not receive any income tax deduction as a result of issuing shares pursuant to the ESPP, except to the extent that a participant is required to include as ordinary income amounts arising upon the sale or disposition of such shares as discussed above.

Effective Date

The Amendment will be effective as of the date approved by our stockholders.

Vote Required for Approval

The ESPP Amendment will be approved if a majority of the votes cast by stockholders in person or via proxy with respect to this matter are cast in favor of the proposal. If the stockholders do not approve the ESPP Amendment, it will not be implemented, but the Company reserves the right to adopt such other compensation plans and programs as it deems appropriate and in the best interests of the Company and our stockholders. The proposal to approve the ESPP Amendment is a “non-discretionary” or “non-routine” item, meaning that brokerage firms cannot vote shares in their discretion on behalf of a client if the client has not given voting instructions. Accordingly, if you hold your shares in street name and fail to instruct your broker to vote your shares for the proposal, your shares will not be counted as votes cast for the proposal and will have no effect on the outcome of this Proposal 2.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE ESPP AMENDMENT.

PROPOSAL 3—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018. Crowe Horwath LLP has served as our independent registered public accounting firm since 2014. Although ratification of the appointment of our independent registered public accounting firm is not required by our Amended and Restated Bylaws or otherwise, the Board is submitting the appointment of Crowe Horwath LLP to our stockholders for ratification because we value the views of our stockholders. In the event that stockholders fail to ratify the appointment of Crowe Horwath LLP, the Audit Committee will reconsider the appointment of Crowe Horwath LLP. Even if the appointment is ratified, the ratification is not binding and the Audit Committee may in its discretion select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our Company and our stockholders.

Representatives from Crowe Horwath LLP are expected to be present at the 2018 Annual Meeting.

Vote Required for Approval

The ratification of Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018 will be approved if a majority of the votes cast by stockholders in person or via proxy with respect to this matter are cast in favor of the proposal. Abstentions and broker non-votes, if any, will not be treated as votes cast and will have no impact on the proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF CROWE HORWATH LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information, as of December 31, 2017, regarding the number of shares of Company common stock that may be issued under the Company’s equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders:
Amended and Restated Equity Incentive Plan (“Equity Incentive Plan”)	6,342,526	$6.51	5,440,222	(a)
Employee Stock Purchase Plan (“ESPP”)	—	N/A	132,566
Equity compensation plans not approved by security holders	—	$—	—

Total	6,342,526	$6.51	5,572,788

(a)	The Company’s Equity Incentive Plan was amended, restated and subsequently approved by a majority of shareholders on April 16, 2013, May 4, 2015, December 21, 2015 and most recently on May 25, 2017. The most recent amendment increased the maximum aggregate number of shares of the Company’s common stock reserved and available for issuance under the Equity Incentive Plan to 18,650,000.

Currently, the Company’s Equity Incentive Plan, as amended on April 20, 2017 and the Company’s ESPP as Amended on April 20, 2017 are the only equity compensation plans in effect.

AUDIT COMMITTEE MATTERS

Audit Committee Report

The Audit Committee operates under a written charter, which has been adopted by the Board. The Audit Committee charter governs the operations of the Audit Committee and sets forth its responsibilities, which include providing assistance to the Board with the monitoring of (1) the integrity of the Company’s financial statements, (2) the effectiveness of the Company’s internal control over financial reporting, (3) the qualifications and independence of the Company’s independent registered public accounting firm, (4) the performance of the Company’s independent registered public accounting firm and (5) the Company’s compliance with legal and regulatory requirements. It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete, accurate and have been prepared in accordance with generally accepted accounting principles and applicable rules and regulations. These responsibilities rest with management and the Company’s independent registered public accounting firm. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements of the Company for the fiscal years ended December 31, 2017, 2016 and 2015 with management, and Crowe Horwath LLP, the Company’s independent registered public accounting firm.

The Audit Committee has discussed with Crowe Horwath LLP. the matters required to be discussed under applicable Public Company Accounting Oversight Board “PCAOB” standards, as adopted by the PCAOB in Rule 3200T. In addition, the Committee has received during the past fiscal year the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with Crowe Horwath LLP its independence from the Company and its management.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements for the Company for the fiscal year ended December 31, 2017 be included in its Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board.

Raymond R. Hipp (Chair)
Lynn A. Tetrault
Bruce K. Crowther

INFORMATION CONCERNING EXECUTIVE OFFICERS

WHO ARE NOT DIRECTORS

Background information, as of April 20, 2018 about our executive officers who are not nominees for election as directors is set forth below.

Maher Albitar, MD., age 63. Dr. Albitar has served as Chief Medical Officer and Director of Research and Development since January 2012. From 2008 to 2011, Dr. Albitar served as the Medical Director for Hematopathology and Oncology, Nichols Institute of Quest Diagnostics, and Chief R&D Director for Hematopathology and Oncology for Quest Diagnostics. From 2003 to 2008, Dr. Albitar served as the Director of Hematopathology for the Nichols Institute of Quest Diagnostics. From 2005 to 2011, Dr. Albitar also served as a board member of Associated Diagnostics Pathologists, Inc. From 1991 to 2003, Dr. Albitar held various faculty positions at The University of Texas MD Anderson Cancer Center. Dr. Albitar previously served as the Chief Medical Officer of Health Discovery Corporation (“HDC”) and a member of the board of directors of HDC. Dr. Albitar has also served as a consultant to multiple companies. Dr. Albitar received his medical degree in 1979 from Damascus Medical School in Damascus, Syria. Dr. Albitar has co-authored approximately 300 peer reviewed articles, chapters and reviews.

Jennifer M. Balliet, age 41. Ms. Balliet has served as our Chief Culture Officer since September 2016. Prior to that, she had served as our Vice President of Human Resources since April 2015. Ms. Balliet joined the Company in 2008 and has steadily increased her responsibilities and was previously serving as Director of Human Resources. During her time with the Company, she managed the Human Resources process as the Company grew from 100 employees to approximately 1,000 employees. As Vice President of Human Resources, Ms. Balliet has responsibility for all areas of our Human Resources including recruiting, training, development, compensation, incentive plans and organizational development. Ms. Balliet received her B.S. degree in Psychology and M.S. degree in Business Management from the University of Florida.

William B. Bonello, age 53. Mr. Bonello currently serves as our Vice President of Strategy, Corporate Development and Investor Relations. Prior to joining the Company, from 2012 to 2017, Mr. Bonello worked with Craig-Hallum as a healthcare equity analyst covering diagnostic services and product stocks. Prior to joining Craig-Hallum, Mr. Bonello spent nearly 15 years as an equity analyst at Piper Jaffray, Wachovia Securities and RBC Capital Markets. Mr. Bonello was also the Senior Vice President for Investor Relations at LabCorp. Mr. Bonello received his B.A. degree from Carleton College and his M.B.A. from the Kellogg School of Management at Northwestern University.

Steven G. Brodie, Ph.D., age 57. Dr. Brodie currently serves as our Vice President of Operations. He has previously served as the President of our Pharma Services Division, Laboratory Director for our Fort Myers, FL lab facility, Chief Scientific Officer and Director of Molecular Genetics and Cytogenetics. Prior to joining the Company, Dr. Brodie served as a Senior Director of Cytogenetics, Assistant Director of Molecular Genetics, and Scientific Director of Maternal Serum Screening at Quest Diagnostics (Specialty Laboratories) in Valencia California. In addition to his clinical responsibilities, he trained Pathology residents in genetic testing for Loma Linda University Medical Center as the Affiliate Rotation Director and the University of Southern California, Keck SOM as a Clinical Assistant Professor of Pathology. Prior to joining Quest Diagnostics, he held a variety of research and clinical positions at the National Institutes of Health, University of New Mexico School of Medicine, and the University of California Los Angeles David Geffen School of Medicine. Dr. Brodie was trained in Genetics at the University of California Los Angeles/Cedar-Sinai Medical Center medical genetics training program. He received a Ph.D. in Biomedical Sciences from the University of New Mexico School of Medicine and Clinical Molecular Genetics and Cytogenetics training at the University of California Los Angeles. Dr. Brodie is Board Certified by the American Board of Medical Genetics and Genomics and holds Directors Licenses in California, Florida, Tennessee, and New York.

George A. Cardoza, age 56. Mr. Cardoza has served as the President of our Pharma Services Division since March of 2018. Prior to this, he served as our Chief Financial Officer since November 2009. Prior to joining the Company, from March 2008 to November 2009, Mr. Cardoza served as the Chief Financial Officer of Protocol Global Solutions, Inc., a privately held international marketing company. Mr. Cardoza also served as the Controller of Protocol Global Solutions from March 2006 to March 2008. From April 1991 to March 2006, Mr. Cardoza was employed by Quest Diagnostics, in a number of positions, including the position of Controller—Central Region from 2001 to March 2006. At Quest Diagnostics, Mr. Cardoza was responsible for overseeing all the financial operations of the Central Region, which had revenue of over $1.2 billion in 2006. Prior to his time with Quest Diagnostics, he worked for Sony Music Entertainment Inc. and the Continental Grain Company in various financial roles. Mr. Cardoza received his B.S. from Syracuse University in finance and accounting and has received his M.B.A. from Michigan State University.

Kathryn B. McKenzie, age 33. Ms. McKenzie has served as our Principal Accounting Officer and Vice President of Finance since October 2017. Prior to joining the Company, Ms. McKenzie served in various roles at Chico’s FAS, Inc. during the period from 2012 to 2017. These roles included Assistant Controller and Director of Financial Reporting and Treasury. Ms. McKenzie also previously served as Audit Manager for Ernst and Young from 2007 to 2012. Ms. McKenzie is a Certified Public Accountant and holds a Master’s of Science in Accountancy from the University of North Carolina Wilmington.

Steven A. Ross, age 54. Mr. Ross has served as Chief Information Officer since April 2013. Prior to joining the Company, Mr. Ross served as Vice President Technology at Chico’s FAS, Inc. during the period from 2003 to 2013 where he participated in the direction of all information technology resource planning, budgeting, technology associate development coaching and operation initiatives for the $2.5 billion dollar global consumer products company. Prior to that Mr. Ross worked for Zinn Corporation as a Project Director, assisting Target Inc. Mr. Ross has his B.A. from New Mexico State University.

Robert J. Shovlin, age 47. Mr. Shovlin has served as the President of our Clinical Services Division since September, 2016. Prior to this, he had served as our Chief Growth Officer since the acquisition of Clarient Inc. (“Clarient”) in 2015. From his hire date in October 2014 until the Clarient acquisition, Mr. Shovlin served as the Company’s Chief Operating Officer. From 2012 until October 2014, Mr. Shovlin served as Chief Development Officer for Bostwick Laboratories, a provider of anatomic pathology testing services targeting urologists and other clinicians, where he was responsible for sales, marketing, managed care, business development, and clinical trials. From 2005 until 2011, he served in progressively more responsible positions, including President and Chief Executive Officer, for Aureon Biosciences, Inc., a venture-backed diagnostics company focused on developing novel and proprietary prostate cancer tests. Mr. Shovlin also served as Executive Director for Anatomic Pathology and Director of Managed Care for Quest Diagnostics from 2003 until 2005, and held sales leadership positions at DIANON from 1997 until 2003. Mr. Shovlin served as a Captain, Infantry Officer in the United States Marine Corps from 1992 until 1997 where he served as a Platoon and Company Commander with 1st Battalion 4th Marines and as an Instructor and Staff Platoon Commander at the Basic School. He holds a B.S. from Pennsylvania State University, and a M.B.A. from Rutgers University.

Sharon Virag, age 51. Ms. Virag has served as Chief Financial Officer since March, 2018. Prior to joining the Company, Ms. Virag was the Vice President of Corporate Finance and Chief Accounting Officer at Aetna Inc., a Fortune 50 diversified health-care benefits company. In this role, she was responsible for controllership, tax, treasury, finance transformation and finance shared services from 2015 to 2017. Prior to Aetna, Ms. Virag held various positions in finance, including: Chief Accounting Officer at AES Corporation, Global Controller for several General Electric businesses and Assistant Corporate Controller at General Motors. In addition to her private sector experience, Ms. Virag worked for the Public Company Accounting Oversight Board (“PCAOB”) from 2005 to 2008, where she served as the project leader for Auditing Standard No. 5. She also worked in public accounting, for Deloitte & Touche, LLP where she was an Audit Senior Manager. Ms. Virag has a Bachelor of Science degree in Accounting from California State University and is a Certified Public Accountant in the State of Arizona.

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

The following Summary Compensation Table sets forth all compensation earned and accrued, in all capacities, during the fiscal years ended December 31, 2017, 2016 and 2015, by the principal executive officer, principal financial officer and our three other most highly compensated executive officers in 2017, together “Named Executive Officers”.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Award ($)(2)	Option Award ($)(2)	Non- Equity Incentive Plan Compensation ($)(3)	Non- qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Douglas M. VanOort	2017	616,346	—	1,432,495	1,231,667	200,000	—	3,000	3,483,508
Chief Executive Officer & Chairman of the Board	2016 2015	600,000 475,000	— 600,000	— —	1,181,979 —	310,950 206,447	— —	26,077 1,385	2,119,006 1,282,832

George A. Cardoza (4)	2017	352,692	—	181,750	492,667	80,000	—	—	1,107,109
Chief Financial Officer	2016 2015	293,077 270,000	— 100,000	— —	500,280 359,740	120,000 80,925	— —	— —	913,357 810,665

Maher Albitar, MD (5)	2017	—	—	145,400	492,667	106,568	—	600,000	1,344,635
Chief Medical Officer	2016	—	—	—	500,280	195,720	—	571,923	1,267,923
	2015				1,183,537	150,000		460,000	1,793,537

Robert J. Shovlin	2017	350,000	—	363,500	492,667	95,000	—	3,000	1,304,167
President of Clinical Services	2016 2015	335,962 331,250	— —	— —	500,280 —	115,000 100,000	— —	9,731 9,816	960,973 441,066

Steven G. Brodie, PHD	2017	335,000	—	—	123,167	47,500	—	—	505,667
Vice President of Operations	2016 2015	313,654 305,718	— —	— —	250,140 215,844	45,000 51,427	— —	12,885 —	621,679 572,989

(1)	Amounts shown for 2015 consist of discretionary cash bonuses paid to the applicable Named Executive Officer in recognition of the officer’s services in connection with the Company’s acquisition of the business of Clarient, Inc. and related financing in December of 2015.
(2)	Amounts shown represent grant date fair value computed in accordance with ASC Topic 718, with respect to stock awards, and stock options granted to the Named Executive Officers. Pursuant to SEC rules, the amounts shown disregard the impact of estimated forfeitures related to service-based vesting conditions. Each stock option was granted with an exercise price equal to the closing value of our common stock on the day prior to the grant date. See Item 8, Note K of our Annual Report on Form 10-K for a description of the valuation methodology of stock and option awards.
(3)	Amounts shown consist of awards based on performance under our management incentive bonus plans for each respective year.
(4)	Effective March 27, 2018, George Cardoza was appointed to a new position as President, Pharma Services.
(5)	Dr. Albitar acts as a consultant to the Company in his role as Chief Medical Officer as a result of the California Corporate Practice of Medicine restriction. As a result all payments to him in that role are included in All Other Compensation. See Item 8, Note K of our Annual Report on Form 10-K for a description of the valuation methodology of stock option awards.

Employment Agreements and Potential Payments Upon Termination or Change in Control

The Company is a party to employment contracts that contain provisions for payment upon termination as well as stock option agreements that contain provisions providing for benefits upon change in control. Each of these agreements is described below.

Chief Executive Officer & Chairman of the Board

On March 16, 2009, the Company entered into an employment agreement with Douglas M. VanOort our Chief Executive Officer and Chairman of the Board (as amended, the “Employment Agreement”). The Employment Agreement had an initial term from March 16, 2009 through March 16, 2013, which subsequent to the initial term automatically renews for one year periods. Pursuant to the Employment Agreement, Mr. VanOort received a base salary of $325,000 per year which is subject to adjustments, and was last adjusted to $625,000 per year in 2017. In addition, he is eligible to receive an annual cash bonus for any given fiscal year in an amount equal to 60% of his base salary, which was last adjusted to 80% of his base salary in 2017, if he met certain goals established for him by the Compensation Committee of the Board. Such bonus is eligible to be increased to up to 200% of the target bonus in any fiscal year in which he meets certain performance objectives established by the Compensation Committee. Mr. VanOort is also entitled to participate in all of the Company’s employee benefit plans and any other benefit programs established for officers of the Company.

In the event that Mr. VanOort is terminated without cause by the Company, the Company has agreed to pay Mr. VanOort’s base salary and maintain his benefits for a period of twelve months. The following table shows the assumed impact if Mr. VanOort had been terminated without cause at December 31, 2017:

Severance Benefits and Payments
Base Salary (1)	$625,000
Benefits (2)	16,000

$641,000

(1)	Represents 12 months continuation of base salary
(2)	Represents the estimated incremental cost to the Company for continuation of health care benefits for 12 months.

On April 28, 2017, Mr. VanOort was granted an option to purchase 500,000 shares of common stock at an exercise price of $7.52 per share. Such option has a five year term and vests ratably on the anniversary of the grant date for the first three years after the grant date. The stock option agreement contains a provision that allows for immediate vesting of all options awarded pursuant to this agreement in the event of termination by the Company without Cause, or by Mr. VanOort for Good Reason, during the 12-month period commencing on the date of a change in control. As of December 31, 2017, all of these options were unvested, representing a benefit of $670,000, assuming a change in control occurred on December 31, 2017.

Chief Financial Officer

On November 30, 2009, we entered into an employment agreement with George Cardoza, our Chief Financial Officer. The employment agreement has an initial term from November 30, 2009 through November 29, 2013, which initial term automatically renews for one year periods. The employment agreement specifies an initial base salary of $190,000 per year, which is subject to adjustments and was last adjusted to $370,000 per year in 2017. Mr. Cardoza is also entitled to receive cash bonuses for any given fiscal year in an amount equal to 30% of his base salary, which was last adjusted to 40% of his base salary in 2017, if he meets certain goals established by our Chief Executive Officer and approved by the Board of Directors. Such bonus is eligible to be increased to up to 200% of the target bonus in any fiscal year in which he meets certain performance thresholds established by our Chief Executive Officer and approved by the Board of Directors. Mr. Cardoza’s employment agreement also specifies that he is entitled to four weeks of paid vacation per year and other insurance benefits. Effective March 27, 2018, Mr. Cardoza became the President of our Pharma Services Division and no longer served as the Chief Financial Officer of the Company. The terms of his employment agreement were unchanged.

In the event that Mr. Cardoza is terminated without cause by the Company, the Company has agreed to pay Mr. Cardoza’s base salary and maintain his benefits for a period of six months. The following table shows the assumed impact if Mr. Cardoza had been terminated without cause at December 31, 2017:

Severance Benefits and Payments
Base Salary (1)	$185,000
Benefits (2)	13,000

$198,000

(1)	Represents 6 months continuation of base salary
(2)	Represents the estimated incremental cost to the Company for continuation of health care benefits for 6 months.

On May 6, 2015, Mr. Cardoza was granted an option to purchase 200,000 shares of common stock at an exercise price of $4.78 per share. Such option has a five year term and vests ratably on the anniversary of the grant date for the first three years after the grant date. The option agreement contains a provision that allows for immediate vesting of any unvested portion of the options in the event a change in control of NeoGenomics is consummated on or after the first anniversary of the effective date. As of December 31, 2017, 66,666 of these options were unvested, representing a benefit of $272,000, assuming a change in control occurred on December 31, 2017.

On April 28, 2017, Mr. Cardoza was granted an option to purchase 200,000 shares of common stock at an exercise price of $7.52 per share. Such option has a five year term and vests ratably on the anniversary of the grant date for the first three years after the grant date. The option agreement contains a provision that allows for immediate vesting of any unvested portion of the options in the event a change in control of NeoGenomics is consummated on or after the first anniversary of the effective date. As of December 31, 2017, all of these options were unvested, representing a benefit of $268,000, assuming a change in control occurred on December 31, 2017.

President, Clinical Services

On September 18, 2014, we entered in to an employment agreement with Robert Shovlin, our President of Clinical Services. The employment agreement specifies an initial base salary of $325,000 per year. Mr. Shovlin is also entitled to receive performance based bonuses for any given fiscal year in an amount equal to 40% of his base salary, which was last adjusted to 40% of his base salary in 2017, if he meets certain goals established by our Chief Executive Officer and approved by the Board of Directors. Such bonus is eligible to be increased to up to 200% of the target bonus in any fiscal year in which he meets certain performance thresholds established by our Chief Executive Officer and approved by the Board of Directors. In addition, on October 13, 2014, Mr. Shovlin was granted 300,000 stock options at an exercise price of $4.79 and with a five year term so long as Mr. Shovlin remains an employee of the Company. These options were scheduled to vest according to the passage of time; 75,000 will vest on the first anniversary of the grant date and 6,250 will vest each month beginning on the 13th month after the grant date and continuing on each monthly anniversary thereafter until the fourth anniversary of the grant date. The employment agreement contains a provision that allows for immediate vesting of any unvested portion of the options in the event a change in control of NeoGenomics is consummated on or after the first anniversary of the effective date. As of December 31, 2017, 62,500 of these options were unvested, representing a benefit of $254,000 assuming a change in control occurred on December 31, 2017.

Mr. Shovlin’s employment agreement also specifies that he is entitled to four weeks of paid vacation per year and other insurance benefits. In the event that Mr. Shovlin is terminated without cause by the Company, the Company has agreed to pay Mr. Shovlin’s base salary for a period of twelve months. The assumed impact if

Mr. Shovlin had been terminated without cause at December 31, 2017 would be $350,000, which represents 12 months continuation of his base salary.

On April 28, 2017, Mr. Shovlin was granted an option to purchase 200,000 shares of common stock at an exercise price of $7.52 per share. Such option has a five year term and vests ratably on the anniversary of the grant date for the first three years after the grant date. The option agreement contains a provision that allows for immediate vesting of any unvested portion of the options in the event a change in control of NeoGenomics is consummated on or after the first anniversary of the effective date. As of December 31, 2017, all of these options were unvested, representing a benefit of $268,000, assuming a change in control occurred on December 31, 2017.

Vice President of Operations

On April 28, 2017, Steven Brodie, our Vice President of Operations was granted an option to purchase 50,000 shares of common stock at an exercise price of $7.52 per share. Such option has a five year term and vests ratably on the anniversary of the grant date for the first three years after the grant date. The option agreement contains a provision that allows for immediate vesting of any unvested portion of the options in the event a change in control of NeoGenomics is consummated on or after the first anniversary of the effective date. As of December 31, 2017, all of these options were unvested, representing a benefit of $67,000, assuming a change in control occurred on December 31, 2017.

Chief Medical Officer

On April 28, 2017, Maher Albitar, our Chief Medical Officer was granted an option to purchase 200,000 shares of common stock at an exercise price of $7.52 per share. Such option has a five year term and vests ratably on the anniversary of the grant date for the first three years after the grant date. The option agreement contains a provision that allows for immediate vesting of any unvested portion of the options in the event a change in control of NeoGenomics is consummated on or after the first anniversary of the effective date. As of December 31, 2017, all of these options were unvested, representing a benefit of $268,000, assuming a change in control occurred on December 31, 2017.

CEO Pay Ratio

The Compensation Committee reviewed a comparison of our CEO’s total annual compensation to the total annual compensation of our median employee for the fiscal year ended December 31, 2017. The total annual compensation for our CEO for this period was $3,483,508, compared to the total annual compensation for the median employee which was $69,825. The resulting ratio of our CEO’s pay to the pay of our median employee for the fiscal year ended December 31, 2017 was 50:1. Total annual compensation for our CEO for this period includes the grant date fair value of a discretionary restricted stock award. The total annual compensation excluding this award was $2,051,013 which would have resulted in a ratio of 29:1. The pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

In determining the median employee, the Company used a consistently applied compensation measure. The compensation measure included salary received in fiscal year 2017 including commissions and bonuses (if applicable). The compensation measure excluded the following pay elements: grant date fair value of stock option granted in fiscal year 2017, company-paid 401(k) match made during fiscal year 2017 and company-paid insurance premiums during fiscal year 2017. For purposes of determining the median employee, the Company used the employee population as of December 31, 2017 including all active full-time, part-time and per diem employees.

The median employee was selected by (i) calculating the compensation for each of our employees (excluding the CEO) using the consistently applied compensation measure as defined above, (ii) ranking the employees based on that compensation from lowest to highest, and (iii) selecting the employee that falls in the middle of that population.

Grants of Plan Based Awards

The following table shows information regarding grants of non-equity and equity awards that we made during the fiscal year ended December 31, 2017 to each of our Named Executive Officers.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan (2) ($)			All Other Stock Awards: Number of Shares of Stock or Units	Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (1) ($)
		Threshold	Target	Maximum
Douglas M. VanOort	2017 Bonus	—	500,000	1,000,000	—	—	—	—
Chief Executive Officer and	4/28/2017	—	—	—	—	500,000	$7.52	$1,231,667
Chairman of the Board	5/25/2017	—	—	—	197,042	—	$—	$1,432,495

George A. Cardoza	2017 Bonus	—	148,000	296,000	—	—	—	—
Chief Financial Officer	4/28/2017	—	—	—	—	200,000	$7.52	$492,667
	5/25/2017	—	—	—	25,000	—	$—	$181,750

Dr. Maher Albitar	2017 Bonus	—	240,000	480,000	—	—	—	—
Chief Medical Officer	4/28/2017	—	—	—	—	200,000	$7.52	$492,667
	5/25/2017	—	—	—	20,000	—	$—	$145,400

Robert J. Shovlin	2017 Bonus	—	140,000	280,000	—	—	—	—
President, Clinical Services	4/28/2017	—	—	—	—	200,000	$7.52	$492,667
	5/25/2017	—	—	—	50,000	—	$—	$363,500

Steven G. Brodie	2017 Bonus	—	83,750	167,500	—	—	—	—
Vice President of Operations	4/28/2017	—	—	—	—	50,000	$7.52	$123,167

(1)	Represents the grant date fair value calculated in accordance with FASB ASC Topic 718. Information regarding the assumptions used in the valuation of option awards can be found in Item 8, Note K of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC. Our executive officers will not realize the value of these awards in cash unless these awards are exercised and the underlying shares are subsequently sold. See also our discussion of stock based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies” in our Annual Report on Form 10-K.
(2)	The Fiscal Year 2017 Annual Bonus of non-equity incentive plan awards sets forth the target and maximum of the amounts awarded as an annual bonus in fiscal year 2017 under the management incentive plan. The actual amount earned is reflected in the Summary Compensation in the “Non-Equity Incentive Plan Compensation” column.

Outstanding Equity Awards at Fiscal Year End

The Compensation Committee has been given the authority to set all performance metrics for the vesting of performance-based equity awards, and has the authority to adjust any target financial metrics used for such vesting if it deems it appropriate to do so. The following table sets forth information with respect to outstanding equity awards related to stock options held by our Named Executive Officers as of December 31, 2017:

Option Awards							Stock Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options UnExercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not vested (#)
Douglas M. VanOort	157,509	315,018	(2)	—	7.15	4/20/2021	197,042	1,745,792	(1)	—	—
Chief Executive Officer & Chairman of the Board	—	500,000	(3)	—	7.52	4/28/2022	—	—		—	—
	—	—		—	—	—	—	—		—	—

George A. Cardoza (4)	30,000	—	(4)	—	3.45	3/5/2019	25,000	221,500	(1)	—	—
Chief Financial Officer	133,334	66,666	(5)	—	4.78	5/6/2020	—	—		—	—
	66,666	133,334	(2)	—	7.15	4/20/2021	—	—		—	—
	—	200,000	(3)	—	7.52	4/28/2022	—	—		—	—

Dr. Maher Albitar	10,000	—	(4)	—	3.45	3/5/2019	20,000	177,200	(1)	—	—
Chief Medical Officer	100,000	100,000	(5)	—	4.78	5/6/2020	—	—		—	—
	66,666	133,334	(2)	—	7.15	4/20/2021	—			—	—
	—	200,000	(3)	—	7.52	4/28/2022	—	—		—	—

Robert J. Shovlin	237,500	62,500	(6)	—	4.79	10/13/2019	50,000	443,000	(1)	—	—
President of Clinical Services	66,666	133,334	(2)	—	7.15	4/20/2021	—	—		—	—
	—	200,000	(3)	—	7.52	4/28/2022	—	—		—	—

Steven G. Brodie	13,334	—	(4)	—	3.45	3/5/2019	—	—		—	—
Vice President of Operations	80,000	40,000	(5)	—	4.78	5/6/2020	—	—		—	—
	33,333	66,667	(2)	—	7.15	4/20/2021	—	—		—	—
	—	50,000	(3)	—	7.52	4/28/2022	—	—		—	—

(1)	Stock awards vest ratably on May 25, 2018, May 25, 2019 and May 25, 2019.
(2)	Option awards vest ratably on April 20, 2017, April 20, 2018 and April 20, 2019.
(3)	Option awards vest ratably on April 28, 2018, April 28, 2019 and April 28, 2020.
(4)	Option award vested ratably on March 5, 2015, March 5, 2016, and March 5, 2017.
(5)	Option award vests ratably on May 6, 2016, May 6, 2017 and May 6, 2018.
(6)	Option award vests as follows: 75,000 shares vested on October 13, 2015, then beginning on November 13, 2015 through October 13, 2018, 6,250 shares vest on a monthly basis.

Options Exercised and Stock Vested

The options exercised by and stock vested for our Named Executive Officers during the fiscal year ended December 31, 2017 were as follows:

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Douglas M. VanOort	200,000	(1)	$1,286,000	125,000	$967,500
Chief Executive Officer and Chairman of the Board	—		—	—	—

George A. Cardoza	—		—	—	—
Chief Financial Officer	—		—	—	—

Dr. Maher Albitar	—		—	200,000	$1,372,000
Chief Medical Officer	—		—	—	—

Robert J. Shovlin	—		—	—	—
President of Clinical Services	—		—	—	—

Steven G. Brodie	10,000		$38,700	—	—
Vice President of Operations	6,666		$35,530	—	—

(1)	Shares were withheld to cover the cost of the options in connection with this exercise. The number of shares reported represents the gross number prior to withholding of such shares. The net shares received upon exercise were 157,985.

Director Compensation

Each of our non-employee directors except for Stephen Kanovsky who serves as a liaison between the NeoGenomics team and General Electric is entitled to receive cash compensation, as of December 31, 2017, the compensation was as follows:

•	$11,250 for each calendar quarter served as a non-employee director

•	$5,000 for each calendar quarter served as chairman of a committee

•	$1,250 for each calendar quarter served as a committee member (payments are per committee, directors can serve on multiple committees)

We also reimburse our directors for travel expenses incurred in connection with attendance at Board and Board committee meetings. The following table provides information concerning the compensation of our non-employee directors for the year ended December 31, 2017.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Warrant/ Option Awards ($)(1)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total ($)
Kevin C. Johnson (2) (3) (6)	143,750	63,009	23,857	—	—	—	230,616

William J. Robison (2) (3)	70,000	63,009	23,857	—	—	—	156,866

Raymond R. Hipp (2) (3)	72,500	63,009	23,857	—	—	—	159,366

Bruce K. Crowther (2) (3)	85,000	63,009	23,857	—	—	—	171,866

Lynn A. Tetrault (2) (3)	71,250	63,009	23,857	—	—	—	158,116

Alison L. Hannah (2) (3) (7)	67,000	63,009	23,857	—	—	—	153,866

Steven C. Jones (2) (3) (4)	279,079	63,009	23,857	—	—	—	365,945

Stephen M. Kanovsky (5)	—	—	—	—	—	—	—

(1)	Amounts shown represent grant date fair value computed in accordance with ASC Topic 718, with respect to stock awards, warrants and stock options granted to the non-employee directors. Pursuant to SEC rules, the amounts shown disregard the impact of estimated forfeitures related to service-based vesting conditions. Each stock option was granted with an exercise price equal to the closing value of our common stock on the day prior to the grant date. See Item 8, Note K of our Annual Report on Form 10-K for a description of the valuation methodology of stock and option awards.

The aggregate number of stock awards and warrant/option awards outstanding held by each of our non-employee directors as of December 31, 2017 was as follows:

Name	Stock Awards(#)	Warrant/Option Awards(#)
Kevin C. Johnson	8,667	10,000
William J. Robison	8,667	10,000
Raymond R. Hipp	8,667	10,000
Bruce K. Crowther	8,667	10,000
Lynn A. Tetrault	8,667	10,000
Alison L. Hannah	8,667	10,000
Steven C. Jones	8,667	10,000
Kieran P. Murphy	—	—
Stephen M. Kanovsky	—	—

(2)	May 25, 2017, the Company granted each of the directors above, 8,667 shares of restricted common stock. Such restricted common stock vest ratably over each of the subsequent four quarters as long as the director continues to serve as a member of the Board of Directors. The fair market value of each grant of restricted common stock on the award date was deemed to be $63,009 or $7.27 per share, which was the closing price of our common stock on the day before the grant was approved by the Compensation Committee of the Board of Directors.
(3)

On May 25, 2017, the Company granted each of the directors above, 10,000 stock options with an exercise price of $7.27, which was the closing price of our common stock on the day before the grant was approved by the compensation committee of the Board of Directors. These options vest ratably over the next three anniversary dates of the grant date.
(4)	Fees earned and options awarded were for consulting work performed as Executive Vice President.
(5)	On July 19, 2017, Kieran Murphy resigned from the Board of Directors and Stephen M. Kanovsky was appointed to fill this vacancy. As Directors pursuant to the Investor Board Rights Lockup and Standstill Agreement between NeoGenomics and GE, both Mr. Murphy and Mr. Kanorsky have declined to accept fees, stock awards and warrant/option awards.
(6)	Includes $87,500 as compensation for services provided in 2017 as a consultant.
(7)	Includes $14,500 as compensation for serving on an advisory board in 2017.

Compensation Discussion and Analysis

Executive Compensation Philosophy

Our compensation philosophy is to offer our executive officers compensation and benefits that are competitive and meet our goals of attracting, retaining and motivating highly skilled management, which is necessary to achieve our financial and strategic objectives and create long-term value for our stockholders. We believe the levels of compensation we provide should be competitive, reasonable and appropriate for our business needs and circumstances.

Advisory Vote on Executive Compensation

The Company provides its stockholders with the opportunity to vote on executive compensation every three years. At the 2016 Annual Meeting of Stockholders held on June 7, 2016, we sought an advisory vote from our stockholders regarding our executive compensation program and 94.2% of the votes cast were in favor of our Named Executive Officers’ (“NEO’s”) compensation as described in the proxy statement for that meeting. The Compensation Committee considers these results in making future compensation decisions.

Based at least in part on the positive feedback received from shareholders, the Compensation Committee determined that, the executive compensation program remains appropriate and no changes to the overall program design were necessary. However, the Compensation Committee continues to review the alignment of our executive compensation program with the compensation goals set forth herein and will continue to consider the outcome of the advisory stockholder votes on executive compensation when making future decisions regarding the compensation of our executive officers.

Company Performance Highlights

The Compensation Committee considers the financial performance of the Company in making compensation decisions. The Compensation Committee believes that compensation should be tied to the performance of the Company as well as the return to stockholders. During 2017, our revenues increased by approximately $15 million (6%) and we were able to grow our business while reducing our cost per test by 11%. In addition, we completed many of our strategic initiatives including consolidating our California laboratories and thus completing the integration of Clarient.

We have presented below the cumulative total return to our stockholders of $100 during the period from December 31, 2012 through December 31, 2017 in comparison to the cumulative return of the S&P 500 Index and a customized comparator group of seven publicly traded companies, with whom we compare our business performance, during that same time period. The comparator group is made up of Cancer Genetics, Inc., Enzo Biochem, Inc., Genomic Health, Inc., Foundation Medicine, Laboratory Corporation of America Holdings, Myriad Genetics, Inc., and Quest Diagnostics, Inc.

The results assume that $100 (with reinvestment of all dividends) was invested in our common stock, the index and in the peer group and relative performance tracked through December 31, 2017.

Process for Determining Executive Compensation

Our Compensation Committee reviews and approves the annual base compensation and other compensation of our Named Executive Officers. Our Compensation Committee also establishes and reviews the achievement of performance goals and other matters relating to the Annual Bonus Plans.

Role of Independent Compensation Consultant

As outlined in its Charter, the Compensation Committee has the authority to select, retain and/or replace, as needed, compensation and benefits consultants and other outside consultants to provide independent advice to the Committee. During 2017, the Committee retained Willis Towers Watson as an independent outside compensation consultant. Willis Towers Watson advised the Compensation Committee on CEO and Executive team compensation benchmarks and recommendations, Board of Directors compensation benchmarks and recommendations, review of Compensation Committee Charter and recommendations, review and update of regulatory and legislative compensation trends as well as policy development, and recommendations regarding the option plan, change in control and clawback provisions and CEO Pay Ratio review and recommendations.

The Compensation Committee considered the six factors specified by the Securities and Exchange Commission (SEC) to monitor the independence of their compensation advisor’s, and determined that Willis Towers Watson’s services during 2017 did not raise a conflict of interest.

Use of a Peer Group

In evaluating executive compensation, the Compensation Committee considers performance of the Company, performance relative to an established peer group, the pay practices of that peer group, as well as the views of our shareholders. With input from Willis Towers Watson, the Committee reviews the previous year’s peer group to ensure it remains valid for benchmarking purposes and makes adjustments as needed to reflect changes in business strategy and circumstances. Our comparator group for compensation purposes is different from the group of companies with which our business competes because many of our direct competitors for business are either much larger or smaller than us in terms of size and scope. In developing an appropriate pay benchmarking peer group, the Compensation Committee considered scoping factors such as market capitalization, revenue and employee headcount.

The peer group used for purposes of 2017 executive compensation was as follows:

AMAG Pharmaceuticals, Inc.	Harvard Bioscience Inc.
AngioDynamics, Inc.	Luminex Corp.
AtriCure, Inc.	Medpace Holdings, Inc.
Cambrex Corporation	Myriad Genetics, Inc.
CTI BioPharma Corp.	Natera Inc.
Enzo Biochem Inc.	New Link Genetics Corp.
Fluidigm Corp.	OraSure Technologies Inc.
Foundation Medicine Inc.	Pacific Biosciences of California Inc.
Genomic Health	Quidel Corporation

Each year, the Compensation Committee assesses the total compensation of our CEO in relation to the total compensation of the CEO of our peers. The peer group used for this purpose is our compensation peer group as defined above.

The following graph shows the relationship of our CEO’s total compensation as set forth in the 2016 Summary Compensation Table and the change in stock price for the three years ended December 31, 2014, 2015 and 2016 (annualized). These amounts are compared to the CEOs of the companies included in our peer group as defined above. 2016 data is used in this graph as 2017 peer group data is not available.

Elements of Executive Compensation

	Base Salary	Short Term Incentive Program	Long Term Incentive Program
Type	Fixed cash compensation	Variable cash compensation	Stock options

Purpose	Baseline compensation	Reward executives for achievement of Company and individual annual objectives	Incentivize retention and align long term interests of employees and stockholders

Structure	Market based considering tenure, performance, experience and skillset	Performance based considering position	Vest ratably over a 3 year period, 5 year term

Base Compensation

Our base compensation philosophy is to offer our executive officers compensation and benefits that are competitive and meet our goals of attracting, retaining and motivating highly skilled management, which is necessary to achieve our financial and strategic objectives and create long-term value for our stockholders. We believe the levels of base compensation we provide should be competitive, reasonable and appropriate for our business needs and circumstances.

The base compensation of our Named Executive Officers is reviewed annually and changes to base salary are made pursuant to a review process and salary increase recommendations are made by the Chief Executive Officer and subsequently reviewed and approved by the Compensation Committee. Any changes to the Chief Executive Officer base salary are discussed and approved by the Compensation Committee. The Chief Executive Officer is not included in any discussions regarding changes to his own compensation.

Short Term Incentive Program

The Compensation Committee adopts an Annual Bonus Plan which it believes incentivizes senior management to achieve operating results that the Compensation Committee believes will benefit stockholders as well as management. The Annual Bonus Plan provides goals which the Compensation Committee believes requires the senior management team to deliver excellent individual and team performance and that are designed to incentivize senior management to operate the Company in the most efficient manner possible.

The Annual Bonus Plan is comprised of Company measures and individual measures, Company performance measures are tied to achieving our revenue and Adjusted EBITDA goals in addition to the successful completion of Company determined critical success factors. Individual performance measures are specific and may vary by executive. These measures are developed by the Chief Executive Officer (for every Named Executive Officer other than himself), approved by the Compensation Committee, and communicated to each of our Named Executive Officers.

The Annual Bonus Plan includes incentives for both individual and company performance, the ranges for 2017 are shown below:

	CEO	Chief Medical Officer	All Other NEO’s
Individual Performance	20%	75%	20-50
Company Performance	80%	25%	50-80

Benefits

Our policy is to provide health benefits as well as access to our 401(k) Plan to which we match any employees’ including our Named Executive Officers’ contributions at the rate of 100% of every dollar contributed up to 3% of the respective employee’s compensation and an additional 50% of every dollar contributed on the next 2% of compensation (4% maximum Company match).

Compensation Mix

In 2017, approximately 82% of the CEO’s total compensation and approximately 62% of other NEO’s total compensation was variable and impacted by individual, operating or stock price performance as shown below:

Tax Compliance Policy

Section 162(m) of the Code limits the deductibility of compensation in excess of $1 million paid to any one named executive officer in any calendar year. Under the tax rules in effect before 2018, compensation that qualified as “performance-based” under Section 162(m) was deductible without regard to this $1 million limit. However, the Tax Cuts and Jobs Act, which was signed into law December 22, 2017, eliminated this performance-based compensation exception effective January 1, 2018, subject to a special rule that “grandfathers” certain awards and arrangements that were in effect on or before November 2, 2017. As a result, compensation that is paid on or after January 1, 2018 may not be fully deductible, depending on the application of the special grandfather rules. Moreover, from and after January 1, 2018, compensation awarded in excess of $1 million to our Named Executive Officers generally will not be deductible. While the Tax Cuts and Jobs Act will limit the deductibility of compensation paid to the Named Executive Officers, the Compensation Committee will-consistent with its past practice-design compensation programs that are intended to be in the best long-term interests of the Company and our stockholders, with deductibility of compensation being one of a variety of considerations taken into account.

Compensation Committee Interlocks

During the fiscal year ended December 31, 2017, the members of the Company’s Compensation Committee were:

Lynn A. Tetrault, Chairman

William J. Robison

Raymond R. Hipp

Stephen M. Kanovsky

Kieran P. Murphy

No member of the Compensation Committee was an officer or employee of the Company during the fiscal year ended December 31, 2017.

Compensation Committee Report

The members of the Company’s Compensation Committee hereby state:

We have reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with the Company’s management, and based on such review and discussions, we have recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

By:	Lynn A. Tetrault, Chair
William J. Robison Raymond R. Hipp
Stephen M. Kanovsky

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of April 2, 2018 with respect to the beneficial ownership of our common stock and Series A Preferred Stock by:

•	each person or group known by the Company to own beneficially more than five percent of the Company’s outstanding common stock or Series A Preferred Stock;

•	each director and Named Executive Officer of the Company;

•	the directors and executive officers of the Company as a group;

Title of Class	Name And Address Of Beneficial Owner	Amount and Nature Of Beneficial Ownership (1)	Percent Of Class (1)
5% Stockholders
Series A Convertible Redeemable Preferred Stock (2)	GE Medical Systems Information Technologies, Inc. (2) 8200 West Tower Avenue, Milwaukee, Wisconsin 53223	6,864,000	100%
Common	GE Medical Systems Information Technologies, Inc. (2) 8200 West Tower Avenue, Milwaukee, Wisconsin 53223	15,000,000	15.7%
Common	Janus Henderson	5,574,112	6.4%
Executive Officers and Directors
Common	Steven C. Jones (3)	4,623,700	5.7%
Common	Douglas M. VanOort (4)	2,567,849	3.2%
Common	Raymond R. Hipp (5)	296,793	*
Common	Kevin C. Johnson (6)	149,753	*
Common	William J. Robison (7)	204,792	*
Common	Bruce K. Crowther (8)	41,979	*
Common	Alison L. Hannah (9)	63,559	*
Common	Lynn A. Tetrault (10)	43,226	*
Common	Stephen Kanovsky (11)	—	*
Common	Steven G. Brodie (12)	249,285	*
Common	George A. Cardoza (13)	647,422	*
Common	Maher Albitar (14)	477,357	*
Common	Robert J. Shovlin (15)	491,966	*
Common	Directors and Officers as a Group (16)	10,151,179	12.2%

*	Less than 1%
(1)	The number and percentage of shares beneficially owned are determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares over which the individual or entity has voting power or investment power and any shares of common stock that the individual has the right to acquire within 60 days of April 7, 2017, through the exercise of any stock option or other right. As of April 2, 2018, 80,568,453 shares of the Company’s common stock were outstanding. The information in the table is based upon information supplied by executive officers and directors and Schedules 13G filed with the SEC. The address of all of our executive officers and directors is in care of NeoGenomics, Inc. at 12701 Commonwealth Blvd., Suite 9, Fort Myers, FL 33913.
(2)	GE Medical Systems Information Technologies, Inc. (“GE Info Tech”) is a wholly owned subsidiary of General Electric Company (“GE”) and the parent company of GE Medical Holding AB. GE Info Tech holds the common and preferred shares that were issued pursuant to the acquisition of Clarient on December 30, 2015. Each share of Series A Convertible Redeemable Preferred Stock is entitled to vote on an as-converted basis and is convertible into one share of common stock.
(3)	Steven C. Jones, Director and Executive Vice President of the Company, has direct ownership of 226,251 shares, options exercisable within 60 days of April 2, 2018 to purchase 294,999 shares and stock awards issuable within 60 days of 8,667. Totals for Mr. Jones also include (i) 50,476 shares owned by Jones Network, LP, a family limited partnership that Mr. Jones controls and (ii) 242,157 shares held in certain individual retirement and custodial accounts. In addition, Mr. Jones is the Managing Member of the general partner of Aspen Select Opportunity Fund, LP (“Aspen”), thus he has the right to vote the 3,150,000 shares which Aspen has direct ownership of as well as the 651,150 shares for which Aspen has received a voting proxy.
(4)	Douglas M. VanOort, Chairman and Chief Executive Officer of the Company, has direct ownership of 2,020,485 shares, options exercisable within 60 days of April 2, 2018 to purchase 481,684 shares and stock awards vesting within 60 days of 65,680. Totals for Mr. VanOort include 187,500 shares owned by Conundrum Capital L.P. a partnership for which Mr. VanOort is a managing member.
(5)	Raymond R. Hipp, a director of the Company, has direct ownership of 272,016 shares, options exercisable within 60 days of April 2, 2018 to purchase 16,110 shares and stock awards issuable within 60 days of 8,667.
(6)	Kevin C. Johnson, a director of the Company, has direct ownership of 128,309 shares, options exercisable within 60 days of April 2, 2018 to purchase 12,777 shares and stock awards issuable within 60 days of 8,667.
(7)	William J. Robison, a director of the Company, has direct ownership of 183,348 shares, options exercisable within 60 days of April 2, 2018 to purchase 12,777 shares and stock awards issuable within 60 days of 8,667.
(8)	Bruce K. Crowther, a director of the Company, has direct ownership of 17,202 shares, options exercisable within 60 days of April 2, 2018 to purchase 16,110 shares and stock awards issuable within 60 days of 8,667.
(9)	Alison L. Hannah, a director of the Company, has direct ownership of 45,449 shares, options exercisable within 60 days of April 2, 2018 to purchase 9,443 shares and stock awards issuable within 60 days of 8,667.
(10)	Lynn A. Tetrault, a director of the Company, has direct ownership of 21,782 shares, options exercisable within 60 days of April 2, 2018 to purchase 12,777 shares and stock awards issuable within 60 days of 8,667.
(11)	Stephen M. Kanovsky, a director of the Company, has no direct ownership and has no options exercisable within 60 days of April 2, 2018.
(12)	Steven G. Brodie, Vice President of Operations, has direct ownership of 32,619 shares and options exercisable within 60 days of April 2, 2018 to purchase 216,666 shares.
(13)	George A. Cardoza, Chief Financial Officer, has direct ownership of 209,089 shares, options exercisable within 60 days of April 2, 2018 to purchase 430,000 shares and stock awards vesting within 60 days of 8,333.
(14)	Maher Albitar, MD, Chief Medical Officer, has 60,692 shares owned by Albitar Oncology Defined Benefit Plan, options exercisable within 60 days of April 2, 2018 to purchase 409,999 shares and stock awards vesting within 60 days of 6,666.
(15)	Robert J. Shovlin, President of Clinical Services, has direct ownership of 6,550 shares, options exercisable within 60 days of April 2, 2018 to purchase 468,750 and stock awards vesting within 60 days of 16,666.
(16)	The total number of shares listed eliminates double counting of shares that may be beneficially attributable to more than one person.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who beneficially own more than ten percent (10%) of our outstanding common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with all copies of Section 16(a) forms they file.

Based solely on our review of the copies of such forms received by us, we believe that during the fiscal year ended December 31, 2017 all filing requirements were timely satisfied.

FUTURE STOCKHOLDER PROPOSALS

To have a proposal intended to be presented at our 2019 Annual Meeting of Stockholders be considered for inclusion in the proxy statement and form of proxy relating to that meeting, a stockholder must deliver written notice of such proposal in writing to the Corporate Secretary at our corporate headquarters no later than December 31, 2018 (unless the date of the 2019 Annual Meeting of Stockholders is not within 30 days of June 1, 2018, in which case the proposal must be received no later than a reasonable period of time before we begin to print and send our proxy materials for our 2019 Annual Meeting). Such proposal must also comply with the requirements as to form and substance established by the SEC for such a proposal to be included in the proxy statement. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

If a stockholder wishes to present a proposal before the 2019 Annual Meeting of Stockholders but does not wish to have the proposal considered for inclusion in the proxy statement and form of proxy in accordance with Rule 14a-8, the stockholder must also give written notice to the Corporate Secretary at our corporate headquarters. Our Corporate Secretary must receive the notice not less than 90 days nor more than 120 days prior to June 1, 2019, the anniversary date of the 2018 Annual Meeting of Stockholders; provided, however, that in the event that the 2019 Annual Meeting of Stockholders is called for a date that is not within 30 days before or after June 1, 2019, notice by the stockholder in order to be timely must be received not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs. The proposal must also comply with the other requirements contained in our Amended and Restated Bylaws.

PRINCIPAL ACCOUNTING FEES AND SERVICES

Crowe Horwath LLP served as our principal accountant for the last three fiscal years. Representatives from Crowe Horwath LLP are expected to be present at the 2018 Annual Meeting. Summarized below is the aggregate amount of various professional fees billed by our principal accountants Crowe Horwath LLP with respect to our last two fiscal years:

	2017	2016
Audit fees	$533,850	$355,760
Audit Related Fees	101,400	165,795
Tax Fees	—	127,577
All other fees	1,784	—

All audit fees are approved by our Audit Committee and Board of Directors, and are limited to services provided on the Company’s annual and quarterly reports filed with the Securities and Exchange Commission (the “SEC”). Audit related fees are fees billed for assurance, due diligence in connection with acquisitions and related services by our principal accountants that are reasonably related to the performance of the audit or review of the Company’s financial statements and that are not included under “audit fees.” Tax fees include those related to tax compliance, tax advice and tax planning. All other fees consist primarily of services performed related to other SEC filings and advisory services.

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm, including the estimated fees and other terms of any such engagement.

TRANSACTIONS WITH RELATED PERSONS

Consulting Agreements

During the years ended December 31, 2017, 2016 and 2015, Steven C. Jones, a director of the Company, earned approximately $247,000, $263,000 and $261,500, respectively, for various consulting work performed in connection with his duties as an Executive Vice President and received reimbursement of incurred expenses. Mr. Jones also earned $31,912, $85,000 and $578,900 as payment of bonuses for the periods indicated above. The bonus earned for the year ended December 31, 2015 was comprised of $500,000 in recognition of the services provided in connection with the Company’s acquisition of Clarient, Inc. and the related financing. This amount was paid to Aspen Capital Advisors, LLC (“Aspen”) for which Mr. Jones is a managing director, pursuant to a consulting agreement entered into between Aspen and the Company on November 11, 2015. The remaining $78,900 was earned as part of a management incentive plan.

On May 25, 2017, the Company granted Mr. Jones 10,000 stock options to purchase shares of parent common stock. The options were granted at a price of $7.27 per share and had a weighted average fair market value of $2.47 per option. The options vest ratably over the next three years on each anniversary date. These options were accounted for as granted accounted for as granted to a Director of the Company. In addition, the Company granted Mr. Jones 8,667 shares of restricted common stock. Such restricted common stock vests ratably over each of the subsequent three quarters so long as he continues to serve as a member of the Board of Directors. The fair market value per share was deemed to be $63,009 or $7.27 per share, which was the closing price of it’s common stock on the day before the grant was approved by the compensation committee of the Board of Directors.

On April 20, 2016, the Company granted Mr. Jones 100,000 stock options to purchase shares of it’s common stock. The options were granted at a price of $7.15 per share and had a weighted average fair market value of $2.50 per option. The options vest ratably over the next three years on each anniversary date. These options were accounted for as granted to a non-employee as they relate to his services to the Company as a consultant.

On May 4, 2015, the Company granted Mr. Jones 225,000 stock options to purchase shares of it’s common stock. The options were granted at a price of $4.78 per share and had a weighted average fair market value of $1.80 per option. The options vest ratably over the next three years on each anniversary date. 10,000 of the options were accounted for as granted to a Director of the Company, consistent with similar grants at that time to other Directors. The remaining 215,000 stock options have been accounted for as granted to a non-employee as they relate to his services to the Company as a consultant.

On May 3, 2010, the Company entered into a consulting agreement (the “Consulting Agreement”) with Mr. Jones whereby Mr. Jones would continue to provide consulting services to the Company in the capacity of Executive Vice President of Finance. On May 3, 2010, the Company also entered into a warrant agreement with Mr. Jones and it issued a warrant to purchase 450,000 shares of the Company’s common stock, which were all vested as of December 31, 2016 and fully exercised at December 31, 2017.

On November 4, 2016, the Company entered into an amended and restated consulting agreement (the “Amended and Restated Consulting Agreement”) with Mr. Jones. The Amended and Restated Consulting Agreement has an initial term of November 4, 2016 through April 30, 2020, which initial term automatically renews for additional one year periods unless either party provides notice of termination at least three months prior to the expiration of the initial term or any renewal term. In addition, the Company has the right to terminate the Amended and Restated Consulting Agreement by giving written notice to Mr. Jones the year prior to the effective date of termination. Mr. Jones has the right to terminate the Amended and Restated Consulting Agreement by giving written notice to the Company three months prior to the proposed termination date, provided, however, Mr. Jones is required to provide an additional three months of transition services to the

Company upon reasonable request by the Company. The Amended and Restated Consulting Agreement specifies monthly base retainer compensation of $21,666 per month until April 30, 2017; $15,000 per month from May 1, 2017 until April 30, 2018; $12,500 per month from May 1, 2018 until April 30, 2019; and $10,000 per month thereafter. Mr. Jones is also eligible to receive a cash bonus based on the achievement of certain performance metrics with a target of 35% of his base retainer for any given fiscal year. Such bonus is eligible to be increased to up to 150% of the target bonus in any fiscal year in which he meets certain performance thresholds established by the CEO of the Company and approved by the Board of Directors.

Corporate Policies as to Related Party Transactions

The Company reviews related party transactions. Related party transactions are transactions that involve the Company’s directors, executive officers, director nominees, 5% or more beneficial owners of the Company’s common stock, immediate family members of these persons, or entities in which one of these persons has a direct or indirect material interest. Transactions that are reviewed as related party transactions by the Company are transactions that involve amounts that would be required to be disclosed in our filings under SEC regulations and certain other similar transactions. Pursuant to the Company’s Code of Ethics, employees and directors have a duty to report any potential conflicts of interest to the appropriate level of management or legal counsel as appropriate in the circumstances. The Company evaluates these reports along with responses to the Company’s annual director and officer questionnaires for any indication of possible related party transactions. If a transaction is deemed by the Company to be a related party transaction, the information regarding the transaction is reviewed and subject to approval by our Board. The Company makes efforts to ensure that any related party transaction is on substantially the same terms as those prevailing at the time for comparable transactions with other persons.

CODE OF ETHICS AND CONDUCT

Our Board adopted a code of business ethics and conduct (the “Code of Ethics”), applicable to all of our executives, directors and employees. The Code of Ethics is available in print to any stockholder that requests a copy. Copies may be obtained by contacting Investor Relations at our corporate headquarters. Our Code of Ethics is also available in the Investors section of our website at www.neogenomics.com. We intend to make any disclosures regarding amendments to, or waivers from, the Code of Business Conduct required under Form 8-K by posting such information on our website.

OTHER MATTERS

We know of no other matters to be submitted to the stockholders at the 2018 Annual Meeting. If any other matters properly come before the stockholders at the meeting, the persons named in the enclosed form of proxy will vote the shares they represent in their discretion.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The rules of the SEC allow the Company to “incorporate by reference” into this proxy statement certain information that we have filed with the SEC. This means that we can disclose important information to our stockholders by referring the stockholders to another document. The information incorporated by reference into this proxy statement is an important part of this proxy statement and is considered to be part of this proxy statement from the date we file that information with the SEC. Any reports filed by us with the SEC after the date of this proxy statement will automatically update and, where applicable, supersede any information contained in this proxy statement or incorporated by reference into this proxy statement.

A copy of any of the documents referred to above will be furnished, without charge, by writing to NeoGenomics, Inc., Attention: Investor Relations, 12701 Commonwealth Drive, Suite 9, Fort Myers,

Florida 33913. The documents referred to above are also available from the EDGAR database that can be obtained through the SEC’s website at http://www.sec.gov or our website at www.neogenomics.com.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

2018 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 1, 2018

FORM 10-K ANNUAL REPORT TO STOCKHOLDERS

On March 13, 2018, the Company filed with the SEC its Annual Report on Form 10-K for the fiscal year ended December 31, 2017. We have enclosed the Annual Report with this proxy statement. The Annual Report includes our audited financial statements for the fiscal year ended December 31, 2017, along with other financial information and management discussion which we urge you to read carefully.

You can also obtain, free of charge, a copy of our Annual Report by:

•	writing to:

NeoGenomics, Inc.

12701 Commonwealth Drive, Suite 9, Fort Myers, Florida 33913

Attention: Denise Pedulla, Corporate Secretary

•	telephoning us at: (866) 776-5907.

You can obtain a copy of our Annual Report and other periodic filings that we make with the SEC at www.neogenomics.com or from the SEC’s EDGAR database at http://www.sec.gov.

2018 ANNUAL MEETING PROXY MATERIALS RESULTS

Copies of this proxy statement and proxy materials ancillary hereto may be found on our website at www.neogenomics.com. We intend to publish final results from the 2018 Annual Meeting in a Current Report on Form 8-K, which will be filed with the SEC within four business days from the 2018 Annual Meeting, or as amended thereafter. You may obtain a copy of this and other reports free of charge from the SEC’s EDGAR database at http://www.sec.gov.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

Only one Proxy Statement is being delivered to two or more stockholders who share an address, unless the Company has received contrary instruction from one or more of such stockholders. The Company will promptly deliver, upon written or oral request, a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the document was delivered. If you would like to request additional copies of the proxy statement, or if in the future you would like to receive multiple copies of information or proxy statements, or annual reports, or, if you are currently receiving multiple copies of these documents and would, in the future, like to receive only a single copy, please so instruct the Company, by writing to us at 12701 Commonwealth Drive, Suite 9, Fort Myers, Florida 33913, Attention: Denise Pedulla, Corporate Secretary, or calling (866) 776-5907.

SECOND AMENDMENT OF THE

NEOGENOMICS, INC. EMPLOYEE STOCK PURCHASE PLAN

(AMENDED AND RESTATED EFFECTIVE AS OF APRIL 16, 2013 AND FURTHER AMENDED

ON APRIL 20, 2017)

This Second Amendment of the NeoGenomics, Inc. Employee Stock Purchase Plan (Amended and Restated Effective as of April 16, 2013) (“Second Amendment”) is made and adopted by NeoGenomics, Inc., a Nevada corporation (the “Company”), subject to approval by the stockholders of the Company.

WHEREAS, the Company maintains the NeoGenomics, Inc. Employee Stock Purchase Plan (Amended and Restated Effective as of April 16, 2013) (the “Plan”).

WHEREAS, the Board of Directors of the Company (the “Board”) may amend the Plan at any time, pursuant to and subject to Section 14 of the Plan, contingent on approval by stockholders of the Company, if stockholder approval is required by applicable securities exchange rules or applicable law.

WHEREAS, the Board, upon recommendation from its Compensation Committee, has determined that it is advisable and in the best interest of the Company and its stockholders to amend the Plan to increase the number of shares of common stock reserved for issuance under the Plan by 500,000 shares, increasing the Plan share reserve from 1,000,000 shares to 1,500,000 shares.

NOW, THEREFORE, the Plan is hereby amended as follows, subject to approval by the stockholders of the Company:

1. Section 4(a) of the Plan is hereby amended and restated in its entirety as follows, effective April     , 2018:

“(a) Subject to the provisions of Section 13 relating to adjustments upon changes in securities, the Shares that may be sold pursuant to Rights granted under the Plan shall not exceed in the aggregate 1,500,000 shares. If any Right granted under the Plan shall for any reason terminate without having been exercised, the Shares not purchased under such Right shall again become available for the Plan.”

2. Except as expressly or by necessary implication amended hereby, the Plan shall remain in full force and effect.

[signature page follows]

A-1

IN WITNESS WHEREOF, I hereby certify that the foregoing Second Amendment was duly adopted by the Board of Directors of NeoGenomics, Inc. on April     , 2018.

NEOGENOMICS, INC.

Sign
Name:
Print
Name:	Douglas M. VanOort

Title:	Chief Executive Officer and Chairman

Date:	April , 2018

* * * * *

IN WITNESS WHEREOF, I hereby certify that the foregoing Second Amendment was approved by the stockholders of NeoGenomics, Inc. on June     , 2018.

NEOGENOMICS, INC.

Sign
Name:
Print
Name:	Douglas M. VanOort

Title:	Chief Executive Officer and Chairman

Date:	June , 2018

A-2

NEOGENOMICS, INC. ATTN: KATHRYN MCKENZIE 12701 COMMONWEALTH DRIVE, SUITE 9 FORT MYERS, FL 33913

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E45218-P07646 KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

NEOGENOMICS, INC.
Board of Directors Recommends a Vote FOR proposal 1.

1.

Election of Directors. To elect eight (8) members of our Board, each to hold office for a one (1) year term ending on the date of the next succeeding annual meeting of stockholders or until such director's successor shall have been duly elected and qualified.

		For	Withhold
	1a. Douglas M. VanOort	☐	☐	Board of Directors Recommends a Vote FOR proposals 2 and 3.		For	Against	Abstain
	1b. Steven C. Jones	☐	☐	2.	Amendment of the Amended and Restated Employee Stock Purchase Plan.	☐	☐	☐
	1c. Kevin C. Johnson	☐	☐	3.	Ratification of Appointment of Independent Registered Public Accounting Firm.	☐	☐	☐
	1d. Raymond R. Hipp	☐	☐
	1e. Bruce K. Crowther	☐	☐
	1f. Lynn A. Tetrault	☐	☐
	1g. Alison L. Hannah	☐	☐
	1h. Stephen Kanovsky	☐	☐
Please indicate if you plan to attend this meeting.		☐	☐
		Yes	No
Please sign exactly as your name(s) appear(s) on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

E45219-P07646

NEOGENOMICS, INC.

Annual Meeting of Stockholders

June 1, 2018 10:00 AM (Eastern Time)

Hyatt Coconut Point Resort

5001 Coconut Road, Bonita Springs, FL 34134

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Denise Pedulla and Sharon Virag, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of NeoGenomics, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN PROPOSAL 1, FOR THE AMENDMENT OF THE AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN IN PROPOSAL 2, AND FOR THE RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM IN PROPOSAL 3.

Continued and to be signed on reverse side